Filed Pursuant to Rule 424(b)(2)
Registration No. 333-192178

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
5.50% Mandatory Convertible Preferred Stock, Series A, par value $0.00001 per share	20,000,000(1)	$50.00	$1,000,000,000(2)	$116,200(2)
Common Stock, par value $0.00001 per share	38,684,000(3)	—	—	— (4)

(1)	Includes 2,608,695 shares of 5.50% Mandatory Convertible Preferred Stock, Series A (the “Mandatory Convertible Preferred Stock”) issuable upon exercise of the underwriters’ option to purchase additional shares of Mandatory Convertible Preferred Stock.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	The number of shares of common stock to be registered is based on the maximum number of shares of common stock into which 20,000,000 shares of the Mandatory Convertible Preferred Stock can be converted, which is 1.9342 shares of our common stock per share of the Mandatory Convertible Preferred Stock as described in this prospectus supplement, or a maximum total of 38,684,000 shares of common stock. Pursuant to Rule 416 under the Securities Act, the number of shares of common stock registered includes an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the Mandatory Convertible Preferred Stock as a result of the anti-dilution provisions thereof.
(4)	Pursuant to Rule 457(i) under the Securities Act, there is no additional registration fee payable with respect to the shares of common stock issuable upon conversion of the Mandatory Convertible Preferred Stock because no additional consideration will be received in connection with the exercise of the conversion privilege.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated November 7, 2013)

17,391,305 Shares

T-Mobile US, Inc.

5.50% Mandatory Convertible Preferred Stock, Series A

We are offering 17,391,305 shares of our 5.50% Mandatory Convertible Preferred Stock, Series A, par value $0.00001 per share (the “Mandatory Convertible Preferred Stock”).

Dividends on the Mandatory Convertible Preferred Stock will be payable on a cumulative basis when, as and if declared by our board of directors at an annual rate of 5.50% on the liquidation preference of $50.00 per share. We may pay declared dividends in cash or, subject to certain limitations, in shares of our common stock, par value $0.00001 per share (our “common stock”), or by delivery of any combination of cash and shares of our common stock on March 15, June 15, September 15 and December 15 of each year, commencing on March 15, 2015 and to, and including, December 15, 2017.

Each share of the Mandatory Convertible Preferred Stock will automatically convert on December 15, 2017 (subject to postponement in certain cases, the “mandatory conversion date”), into between 1.6119 and 1.9342 shares of our common stock, subject to anti-dilution adjustments, depending on the average VWAP (as defined herein) per share of our common stock over the 20 consecutive trading day period beginning on, and including, the 22nd scheduled trading day immediately preceding the mandatory conversion date. At any time prior to the mandatory conversion date, holders may elect to convert all or a portion of their shares of the Mandatory Convertible Preferred Stock into shares of our common stock at the minimum conversion rate of 1.6119 shares of our common stock per share of the Mandatory Convertible Preferred Stock, subject to anti-dilution adjustments; provided, however, that if holders elect to convert any shares of the Mandatory Convertible Preferred Stock during a specified period beginning on the effective date of a fundamental change (as defined herein), such shares of the Mandatory Convertible Preferred Stock will be converted into shares of our common stock at the fundamental change conversion rate (as defined herein), and the holders will also be entitled to receive a fundamental change dividend make-whole amount and accumulated dividend amount (each as defined herein).

Prior to this offering, there has been no public market for the Mandatory Convertible Preferred Stock. We intend to apply to have the Mandatory Convertible Preferred Stock listed on the New York Stock Exchange (the “NYSE”) under the symbol “TMUSPRA”, and we expect trading on the NYSE to begin within the 30-day period after the initial delivery of the Mandatory Convertible Preferred Stock. Our common stock is listed on the NYSE under the symbol “TMUS.” The last reported sale price of our common stock on the NYSE on December 9, 2014 was $25.85 per share.

Investing in our Mandatory Convertible Preferred Stock involves risks. See “Risk Factors” beginning on page S-16 of this prospectus supplement. You should also consider the risk factors described in the documents incorporated by reference into the accompanying prospectus.

	Public Offering Price	Underwriting Discount and Commissions	Proceeds Before Expenses to T-Mobile US, Inc.
Per Share	$50.00	$0.85	$49.15
Total	$869,565,250.00	$14,782,609.25	$854,782,640.75

We have granted the underwriters the option to purchase up to an additional 2,608,695 shares of our Mandatory Convertible Preferred Stock from us at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus supplement. See the section of this prospectus supplement entitled “Underwriting” beginning on page S-68 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about December 15, 2014 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

Goldman, Sachs & Co.	Morgan Stanley	Citigroup

Co-Managers

Barclays	Credit Suisse	Deutsche Bank Securities	J.P. Morgan

The date of this prospectus supplement is December 9, 2014.

Prospectus Supplement

Prospectus

Neither we nor the underwriters have authorized any other person to provide you with information different from that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus that we may provide to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give. We are offering to sell and are seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the date such information is presented regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of shares of Mandatory Convertible Preferred Stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in the accompanying prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus or this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

As permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”), the registration statement of which the accompanying prospectus forms a part includes additional information not contained in the accompanying prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or at the SEC’s offices described below under the heading “Where You Can Find More Information.”

You should read this prospectus supplement along with the accompanying prospectus and the documents incorporated by reference carefully before you decide whether to invest. These documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the securities offered in this offering and may add, update or change information in the accompanying prospectus.

In this prospectus supplement, unless stated otherwise or the context indicates otherwise, references to “T-Mobile,” the “Company,” “our Company,” “we,” “our,” “ours” and “us” refer to T-Mobile US, Inc. together with its consolidated subsidiaries. T-Mobile US, Inc. has no operations separate from its investment in T-Mobile USA, Inc. (“T-Mobile USA”). Accordingly, unless otherwise noted, all of the business and financial information in this prospectus supplement, including the factors identified under “Risk Factors” beginning on page S-16 is presented on a consolidated basis for T-Mobile.

Market data and other statistical information used in this prospectus supplement or the accompanying prospectus or incorporated by reference into this prospectus supplement are based on independent industry publications, government publications, reports by market research firms and other published independent sources. Some data is also based on our good faith estimates, which we derive from our review of internal surveys and independent sources. Although we believe these sources are reliable, we have not independently verified the information. We neither guarantee its accuracy nor undertake a duty to provide or update such data in the future.

This prospectus supplement, the accompanying prospectus or the documents incorporated by reference into this prospectus supplement or the accompanying prospectus may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners. Solely for convenience, copyrights, trademarks, service marks and trade names referred to in this prospectus supplement may appear without the ©, ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owners to these copyrights, trademarks, service marks and trade names.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement, the accompanying prospectus, any related free writing prospectus, the documents incorporated by reference and our other public statements include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including information concerning our possible or assumed future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipates,” “believes,” “estimates,” “expects,” or similar expressions.

Forward-looking statements are based on current expectations and assumptions which are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. The following important factors, among others, along with the factors identified under “Risk Factors” and the risk factors incorporated by reference herein, could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements:

•	adverse conditions in the U.S. and international economies or disruptions to the credit and financial markets;

•	competition in the wireless services market;

•	the ability to complete and realize expected synergies and other benefits of acquisitions;

•	the inability to implement our business strategies or ability to fund our wireless operations, including payment for additional spectrum, network upgrades, and technological advancements;

•	the ability to renew our spectrum licenses on attractive terms or acquire new spectrum licenses;

•	the ability to manage growth in wireless data services including network quality and acquisition of adequate spectrum licenses at reasonable costs and terms;

•	material changes in available technology;

•	the timing, scope and financial impact of our deployment of advanced network technology;

•	the impact on our networks and business from major technology equipment failures;

•	breaches of network or information technology security, natural disasters or terrorist attacks or existing or future litigation and any resulting financial impact not covered by insurance;

•	any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks;

•	any disruption of our key suppliers’ provisioning of products or services;

•	material adverse changes in labor matters, including labor negotiations or additional organizing activity, and any resulting financial and/or operational impact;

•	changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and

•	changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions.

Additional information concerning these and other risk factors is contained in the section titled “Risk Factors” in this prospectus supplement.

Forward-looking statements in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or the documents incorporated by reference speak only as of the date of this prospectus supplement or the applicable document referred to or incorporated by reference (or such earlier date as may be

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specified in the applicable document), as applicable, are based on assumptions and expectations as of such dates, and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or predict, including the factors above. You should not place undue reliance on these forward-looking statements. We do not intend to, and do not undertake an obligation to, update these forward-looking statements in the future to reflect future events or circumstances, except as required by applicable securities laws and regulations. For more information, see the section entitled “Where You Can Find More Information.” The results presented for any period may not be reflective of results for any subsequent period.

You should carefully read and consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf, and all future written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statements.

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SUMMARY

The following summary highlights selected information about us contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before deciding whether to invest in our Mandatory Convertible Preferred Stock. You should review this entire prospectus supplement and the accompanying prospectus carefully, including the risks of investing in the Mandatory Convertible Preferred Stock described under the heading “Risk Factors” beginning on page S-16 in this prospectus supplement, as well as our consolidated financial statements and notes thereto and other information incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our Company

T-Mobile is a national provider of mobile communications services with a network covering more than 280 million people throughout the United States. Our objective is to be the simple choice for a better mobile life across all of our brands, including T-Mobile, MetroPCS, and GoSmart. Our intent is to bring this proposition to life across our customer base of retail, wholesale and business customers through our owned and operated retail stores, third party distributors, as well as through our websites (www.T-Mobile.com and www.MetroPCS.com). The information on our websites is not part of this prospectus supplement.

We generate revenue by offering affordable postpaid and prepaid wireless voice, messaging and data services, and wholesale wireless services. As of September 30, 2014, we provided service to approximately 52.9 million customers through our nationwide network. We also generate revenues by offering a wide selection of wireless handsets and accessories, including smartphones, wireless-enabled computers such as notebooks and tablets, and data cards, which are manufactured by various suppliers. Our most significant expenses are related to expanding and providing network services, acquiring and retaining customers, and compensating employees.

Recent Developments

Since we completed our acquisitions of certain 700 MHz A-Block, Advanced Wireless Service (“AWS”) and Personal Communications Service (“PCS”) spectrum licenses from Verizon Communications in April 2014, we have entered into transactions with various other companies to acquire additional 700 MHz A-Block, AWS and PCS spectrum licenses which cover more than 40 million people, for cash and the exchange of certain AWS and PCS spectrum licenses. Upon the consummation of certain pending transactions, we will own 700 MHz A-Block spectrum covering over 185 million people.

We filed an application with the Federal Communication Commission (“FCC”) to participate as a bidder in the AWS-3 wireless spectrum auction. On October 30, 2014, the FCC announced that we and 69 other applicants were qualified to participate in the AWS-3 auction. The auction commenced on November 13, 2014. The FCC has set an aggregate reserve price of: (i) approximately $580 million for licenses in the 1695-1710 MHz band, and (ii) approximately $10.066 billion for paired licenses in the 1755-1780/2155-2180 MHz bands, to conclude the auction of spectrum in each respective band. As of December 5, 2014, the auction remains ongoing and the reserve prices for both spectrum bands has been exceeded. Bidding in this auction is “anonymous,” which means that prior to and during the course of the auction, the FCC will not make public any information about a specific applicant’s upfront deposit or its bids. In addition, FCC rules restrict information that bidders may disclose about their participation in the auction.

Corporate Information

Our corporate headquarters and principal executive offices are located at 12920 SE 38th Street, Bellevue, Washington 98006. Our telephone number is (425) 378-4000. We maintain a website at www.T-Mobile.com where our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports are available without charge, as soon as reasonably practicable following the time they are filed with or furnished to the SEC. The information on or accessible through our website is not incorporated into or part of this prospectus supplement.

THE OFFERING

Issuer	T-Mobile US, Inc., a Delaware corporation.

Securities Offered	17,391,305 shares of our 5.50% Mandatory Convertible Preferred Stock, Series A, par value $0.0001 per share (the “Mandatory Convertible Preferred Stock”) (20,000,000 shares if the underwriters exercise in full their option to purchase additional shares of the Mandatory Convertible Preferred Stock).

Public Offering Price	$50.00 per share of the Mandatory Convertible Preferred Stock.

Underwriters’ Option	We have granted the underwriters a 30-day option to purchase up to 2,608,695 additional shares of the Mandatory Convertible Preferred Stock at the public offering price, less the underwriting discounts and commissions.

Liquidation Preference	$50.00 per share of the Mandatory Convertible Preferred Stock (the “initial liquidation preference”), plus an amount equal to any accrued and unpaid dividends (collectively, the “liquidation preference”).

Dividends	5.50% of the initial liquidation preference of $50.00 for each share of Mandatory Convertible Preferred Stock per annum. Dividends will accrue and accumulate from the date of issuance and, to the extent lawful and declared by our board of directors, will be paid on each March 15, June 15, September 15 and December 15 in cash or, at our election (subject to certain limitations), by delivery of any combination of cash and shares of our common stock.

The dividend payable on the first dividend payment date (March 15, 2015), if declared, is expected to be $0.6875 per share of Mandatory Convertible Preferred Stock, and on each subsequent dividend payment date, if declared, will be $0.6875 per share of Mandatory Convertible Preferred Stock. Accumulated and unpaid dividends for any past dividend period will not bear interest. See “Description of Mandatory Convertible Preferred Stock—Dividends.”

If we elect to make any such payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at the average VWAP per share of our common stock (as defined under “Description of Mandatory Convertible Preferred Stock—Definitions”) over the five consecutive trading day period commencing on and including the seventh scheduled trading day immediately preceding the applicable dividend payment date (the “average price”), multiplied by 97%. In no event will the number of shares of our common stock delivered in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number equal to the total dividend payment divided by $9.05, which amount represents 35% of the initial price (as defined below), subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate (such dollar amount, as adjusted, the “floor price”). To the extent that the amount of the declared dividend exceeds the product of the number of shares of our common stock delivered in connection with such declared dividend and 97% of the average price, we will, if we are legally able to do so, pay such excess amount in cash.

The last reported sale price of our common stock on the NYSE on December 9, 2014 was $25.85 (the “initial price”).

Dividend Payment Dates	March 15, June 15, September 15 and December 15 of each year, commencing on March 15, 2015 and, to and including, the mandatory conversion date.

Redemption	The Mandatory Convertible Preferred Stock will not be redeemable.

Mandatory Conversion Date	December 15, 2017.

Mandatory Conversion	On the mandatory conversion date (subject to postponement in certain cases), each then outstanding share of the Mandatory Convertible Preferred Stock will automatically convert into a number of shares of our common stock based on the conversion rate described below. See “Description of Mandatory Convertible Preferred Stock—Conversion Rights—Mandatory Conversion.”

If we declare a dividend for the dividend period ending on the mandatory conversion date, we will pay such dividend to the holders of record on the immediately preceding record date, as described above. If, prior to the record date immediately preceding the mandatory conversion date, we have not declared and paid all or any portion of the accumulated dividends on the Mandatory Convertible Preferred Stock, the conversion rate will be adjusted so that holders receive an additional number of shares of our common stock equal to the amount of such accumulated dividends (such amount, the “additional conversion amount”) divided by the greater of the floor price and 97% of the average price with respect to the dividend payment date falling on December 15, 2017. To the extent that the additional conversion amount exceeds the product of the number of additional shares and 97% of the average price, we will, if we are legally able to do so, declare and pay such excess amount in cash.

Mandatory Conversion Rate	The conversion rate for each share of the Mandatory Convertible Preferred Stock will be not more than 1.9342 shares of our common stock and not less than 1.6119 shares of our common stock (the “maximum conversion rate” and “minimum conversion rate,” respectively), depending on the applicable market value (as defined below) of our common stock, subject to certain adjustments.

The “applicable market value” of our common stock is the average VWAP per share of our common stock for the 20 consecutive trading day period commencing on and including the 22nd scheduled trading day immediately preceding December 15, 2017.

The following table illustrates the conversion rate per share of the Mandatory Convertible Preferred Stock, subject to adjustment as described under “Description of Mandatory Convertible Preferred Stock—Conversion Rights—Conversion Rate Adjustments,” in this prospectus supplement, based on the applicable market value of our common stock on the mandatory conversion date (subject to postponement in certain cases):

Applicable Market Value of our Common Stock on the Mandatory Conversion Date	Conversion Rate Per Share of the Mandatory Convertible Preferred Stock
Less than or equal to $25.85 (which is the initial price).	1.9342 shares of our common stock
Greater than $25.85 and less than $31.02 (the “threshold appreciation price”).	Between 1.9342 and 1.6119 shares, determined by dividing $50.00 by the applicable market value of our common stock.
Equal to or greater than the threshold appreciation price.	1.6119 shares of our common stock

Early Conversion at the Option of the Holder	At any time prior to the mandatory conversion date, other than during a fundamental change conversion period (as defined below), a holder of shares of the Mandatory Convertible Preferred Stock may elect to convert such holder’s shares of Mandatory Convertible Preferred Stock, in whole or in part, into shares of our common stock, at the minimum conversion rate of shares of our common stock per share of the Mandatory Convertible Preferred Stock, subject to certain anti-dilution adjustments. See “Description of Mandatory Convertible Preferred Stock—Conversion Rights—Early Conversion at the Option of the Holder” in this prospectus supplement.

If, as of the effective date of any early conversion (the “early conversion date”), we have not declared all or any portion of the accumulated dividends for all dividend periods ending on a dividend payment date prior to such early conversion date, the conversion rate for such early conversion will be adjusted so that holders converting their Mandatory Convertible Preferred Stock receive an additional number of shares of our common stock equal to such amount of accumulated and unpaid dividends for such prior dividend periods, divided by the greater of the floor price and the average VWAP per share of our common stock over the 20 consecutive trading day period commencing on and including the 22nd scheduled trading day immediately preceding the early conversion date (the “early conversion average price”). To the extent that the cash amount of the accumulated and unpaid dividends for all dividend periods ending on a dividend payment date prior to the relevant conversion date exceeds the value of the product of the number of additional shares added to the conversion rate and the early conversion average price, we will not have any obligation to pay the shortfall in cash.

Early Conversion at the Option of the Holder Upon a Fundamental Change

Upon the occurrence of a fundamental change (as defined under “Description of Mandatory Convertible Preferred Stock— Conversion Rights—Early Conversion at the Option of the Holder upon a Fundamental Change”) prior to the mandatory conversion date, under certain circumstances we will deliver or pay to holders who convert their shares of the Mandatory Convertible Preferred Stock during the period from, and including, the effective date of the fundamental change to, but excluding, the earlier of (A) the mandatory conversion date and (B) the date that is 30 calendar days after the effective date of such fundamental change (the “fundamental change conversion period”), a number of shares of our common stock or, if the fundamental change also constitutes a reorganization event, units of exchange property (as defined under “Description of Mandatory Convertible Preferred Stock—Recapitalizations, Reclassifications and Changes of Our Common Stock), determined using the applicable fundamental change conversion rate. The fundamental change conversion rate will be determined based on the effective date of the fundamental change and the price per share of our common stock paid or deemed paid in such fundamental change (the “stock price”).

Holders who convert their Mandatory Convertible Preferred Stock within the fundamental change conversion period will also receive a “fundamental change dividend make-whole amount,” in cash or in shares of our common stock, equal to the present value (computed using a discount rate of 5.50% per annum) of all remaining dividend payments on their shares of the Mandatory Convertible Preferred Stock (excluding any accumulated and unpaid dividends for all dividend periods ending on or prior to the dividend payment date immediately preceding the effective date of the fundamental change as well as dividends accumulated to the effective date of the fundamental change) from such effective date to, but excluding, the mandatory conversion date. If we elect to pay the fundamental change dividend make-whole amount in shares of our common stock in lieu of cash, the number of shares of our common stock that we will deliver will equal (x) the fundamental change dividend make-whole amount divided by (y) the greater of the floor price and 97% of the stock price.

In addition, to the extent that, as of the effective date of the fundamental change, we have not declared any or all of the accumulated dividends on the Mandatory Convertible Preferred Stock as of such effective date (including accumulated and unpaid dividends for all dividend periods ending on or prior to the dividend payment date immediately preceding the effective date of the fundamental change as well as dividends accumulated to the effective date of the fundamental change, the “accumulated dividend amount”), upon conversion, we will pay or deliver, as the case may be, such accumulated dividend amount in cash (to the extent we are legally permitted to do so) or shares of our common stock, or any combination thereof at our election, to holders who convert Mandatory Convertible Preferred Stock within the fundamental change conversion period. If we elect to pay the accumulated dividend amount in shares of our common stock in lieu of cash, the number of shares of our common stock that we will deliver will equal (x) the accumulated dividend amount divided by (y) the greater of the floor price and 97% of the stock price.

To the extent that the sum of the fundamental change dividend make-whole amount and accumulated dividend amount or any portion thereof paid in shares of our common stock exceeds the product of the number of additional shares we deliver in respect thereof and 97% of the stock price, we will, if we are legally able to do so, declare and pay such excess amount in cash. See “Description of Mandatory Convertible Preferred Stock—Conversion Rights—Conversion at the Option of the Holder upon a Fundamental Change—Fundamental change dividend make-whole amount and accumulated dividend amount.”

Fundamental Change	A “fundamental change” will be deemed to have occurred, at such time after the initial issue date of the Mandatory Convertible Preferred Stock, upon: (i) the consummation of any recapitalization, reclassification, change of our common stock (subject to certain exceptions), share exchange, consolidation or merger as a result of which our common stock would be converted into, exchanged for or represent solely the right to receive stock, other securities, other property or assets or any sale, lease or other transfer of all or substantially all of our assets to another person (other than, in each case, a transaction in which at least 90% of the consideration received or to be received by our common stockholders consists of common stock that is listed on, or immediately after the transaction or event will be listed on, any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market); (ii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, or “Exchange Act,” whether or not applicable) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power in the aggregate of our common stock; provided, however, that the ownership by Deutsche Telekom AG (“Deutsche Telekom”) and its affiliates of up to 80.1% of the total voting power of our common stock shall not be a fundamental change; (iii) our common stock (or, following a reorganization event, including, without limitation, any common stock, depositary receipts or other securities representing common equity interests into which the Mandatory Convertible Preferred Stock becomes convertible in connection with such reorganization event) ceases to be listed for trading on the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors) or another United States national securities exchange or (iv) our stockholders approve any plan for our liquidation or dissolution.

Conversion Rate Adjustments	Each of the minimum conversion rate, the maximum conversion rate, the initial price, the threshold appreciation price, the floor price, the applicable market value, the fundamental change conversion rate and the stock price for purposes of a fundamental change, among other terms, will be adjusted upon the occurrence of certain events and transactions. See “Description of Mandatory Convertible Preferred Stock—Conversion Rights—Conversion Rate Adjustments.”

Voting Rights	Except as required by law or our Fourth Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”), which will include the Certificate of Designations (as defined under “Description of Mandatory Convertible Preferred Stock”) for the Mandatory Convertible Preferred Stock, the Mandatory Convertible Preferred Stock will have no voting rights.

Whenever dividends payable on the shares of the Mandatory Convertible Preferred Stock have not been paid for an aggregate of six or more dividend periods, whether or not consecutive, the holders of the Mandatory Convertible Preferred Stock will have the right (voting separately as a class with all other parity stock upon which like voting rights have been conferred and are exercisable (voting in proportion to their respective liquidation preferences)) to elect two directors to our board of directors at the next annual meeting or special meeting of our stockholders and at each subsequent annual meeting or special meeting of our stockholders until all accrued and unpaid dividends have been paid in full or fully set aside for payment on the Mandatory Convertible Preferred Stock.

The affirmative consent of holders of at least two-thirds in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and all other preferred stock or securities of equal ranking having similar voting rights (voting in proportion to their respective liquidation preferences) will be required for certain matters which may impact the Mandatory Convertible Preferred Stock, but not necessarily all such matters. For more information about voting rights, see “Description of Mandatory Convertible Preferred Stock—Voting Rights.”

Ranking	The Mandatory Convertible Preferred Stock will rank with respect to dividend rights and/or rights upon our liquidation, dissolution or winding-up:

•	senior to all of our common stock and to each other class of capital stock or series of preferred stock established after the issue date of the Mandatory Convertible Preferred Stock, the terms of which do not expressly provide that such class or series ranks senior to, or on a parity with, the Mandatory Convertible Preferred Stock as to dividend rights and/or rights upon our liquidation, dissolution or winding-up;

•

equally with any class of capital stock or series of preferred stock established after the issue date, the terms of which expressly provide that such class or series will rank equally with the Mandatory Convertible Preferred Stock as to dividend rights and/or rights upon our liquidation, dissolution or winding-up, in each case without regard to whether dividends accrue cumulatively or non-cumulatively;

•	junior to each class of capital stock or series of preferred stock established after the issue date, the terms of which expressly provide that such class or series will rank senior to the Mandatory Convertible Preferred Stock as to dividend rights and/or rights upon our liquidation, dissolution or winding-up; and

•	junior to our and our subsidiaries’ existing and future indebtedness (including trade payables).

For information concerning the ranking of the Mandatory Convertible Preferred Stock, see “Description of Mandatory Convertible Preferred Stock—Ranking.”

As of September 30, 2014, we had a total of approximately $25.6 billion of outstanding indebtedness, including long-term debt, short-term debt and long-term financial obligation. We have the ability to, and may incur, additional indebtedness in the future.

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, which may include capital investments and acquisition of additional spectrum unrelated to spectrum we may obtain in the FCC’s pending AWS-3 spectrum auction.

Certain U.S. Federal Income Tax Consequences	Certain United States federal income tax consequences of purchasing, owning and disposing of the Mandatory Convertible Preferred Stock and any common stock received upon conversion are described in “Certain U.S. Federal Income Tax Consequences” included in this prospectus supplement. You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning shares of the Mandatory Convertible Preferred Stock and common stock in light of your particular situation and with respect to any other U.S. federal tax consequences and any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Book-Entry, Delivery and Form	Initially, the Mandatory Convertible Preferred stock will be represented by one or more permanent global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company. See “Description of Mandatory Convertible Preferred Stock—Book-Entry, Delivery and Form.”

Listing

We intend to apply to list the Mandatory Convertible Preferred Stock on the New York Stock Exchange (“NYSE”), and, if approved, we expect trading on the NYSE to begin within 30 days of the initial issuance of the Mandatory Convertible Preferred Stock under the symbol “TMUSPRA”. However, there can be no assurance that our Mandatory Convertible Preferred Stock will be listed and, if listed, that it will continue to be listed. Our common stock is listed for trading on the NYSE under the symbol “TMUS.”

Transfer Agent and Registrar	American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for the Mandatory Convertible Preferred Stock.

Risk Factors	You should consider carefully all of the information set forth in this prospectus supplement and the accompanying prospectus and, in particular, you should carefully evaluate the specific factors under “Risk Factors” beginning on page S-16 of this prospectus supplement and those risk factors incorporated by reference herein.

Unless otherwise indicated, all information in this prospectus supplement assumes that (1) the underwriters’ option to purchase additional shares of the Mandatory Convertible Preferred Stock in this offering has not been exercised and (2) we elect to pay any and all dividends with respect to the Mandatory Convertible Preferred Stock in cash.

Summary Historical Financial and Operating Data

The following table sets forth selected consolidated financial and operating data for T-Mobile. The summary consolidated financial data has been derived from our audited consolidated financial statements and related notes for the three years ended December 31, 2013, 2012 and 2011 contained in our Annual Report on Form 10-K filed on February 25, 2014, and our unaudited condensed consolidated financial statements and related notes for the nine months ended September 30, 2014 and 2013 contained in our Quarterly Report on Form 10-Q filed on October 28, 2014. The summary financial data should be read in conjunction with the consolidated financial statements described above and the related notes. The summary operating data is not derived from the audited or unaudited consolidated financial statements.

Our historical financial data may not be indicative of the results of operations or financial position to be expected in the future.

	Nine months ended September 30,		Year ended December 31,
(in millions, except per share amounts)	2014	2013	2013	2012	2011
Revenues:
Service revenues	$16,505	$13,899	$19,068	$17,213	$18,481
Equipment sales	4,609	3,452	5,033	2,242	1,901
Other revenues	296	242	319	264	236

Total revenues	21,410	17,593	24,420	19,719	20,618
Operating expenses:
Cost of services, exclusive of depreciation and amortization shown separately below	4,405	3,880	5,279	4,661	4,952
Cost of equipment sales	6,809	4,837	6,976	3,437	3,646
Selling, general and administrative	6,530	5,286	7,382	6,796	6,728
Depreciation and amortization	3,322	2,630	3,627	3,187	2,982
Impairment charges	—	—	—	8,134	6,420
Cost of MetroPCS business combination	131	51	108	7	—
Gains on disposal of spectrum licenses	(770)	—	—	(205)	(18)
Other, net	—	52	52	99	187

Total operating expenses	20,427	16,736	23,424	26,116	24,897

Operating income (loss)	983	857	996	(6,397)	(4,279)
Other income (expense):
Interest expense to affiliates	(186)	(586)	(678)	(661)	(670)
Interest expense	(807)	(311)	(545)	—	—
Interest income	255	125	189	77	25
Other income (expense), net	(32)	105	89	(5)	(10)

Total other expense, net	(770)	(667)	(945)	(589)	(655)

Income (loss) before income taxes	213	190	51	(6,986)	(4,934)
Income tax expense (benefit)	67	135	16	350	(216)

Net income (loss)	$146	$55	$35	$(7,336)	$(4,718)

	Nine months ended September 30,		Year ended December 31,
	2014	2013	2013	2012	2011
	(dollars in millions, customers in thousands)
Other Financial Data:
Net cash provided by operating activities	$2,791	$2,541	$3,545	$3,862	$4,980
Net cash used in investing activities	(5,440)	(868)	(2,092)	(3,915)	(4,699)
Net cash provided by financing activities	2,545	298	4,044	57	—
Consolidated Operating Data:
Customers (at period end)	52,890	45,039	46,684	33,389	33,185
Adjusted EBITDA(1)	3,885	3,646	4,885	4,886	5,310
Adjusted EBITDA as a percentage of service revenues(2)	24%	26%	26%	28%	29%
Capital Expenditures(3)	$3,018	$3,143	$4,025	$2,901	$2,729

	Nine months ended September 30,		Year ended December 31,
	2014	2013	2013	2012	2011
Average monthly churn (Branded Postpaid Phone)(4)	1.5%	1.7%	1.7%	2.3%	2.6%
Average monthly churn (Branded Prepaid)(4)	4.5	5.5	5.4	6.4	6.7
Branded Postpaid Phone ARPU(5)	$49.87	$53.70	$53.03	$57.23	$57.85
Branded Postpaid ABPU(5)	60.34	58.38	58.48	58.56	59.00
Branded Prepaid ARPU(5)	36.96	34.02	34.59	26.85	24.27

	As of September 30,	As of December 31,
	2014	2013	2012
	(in millions)
Balance Sheet Data:
Current assets	$13,295	$12,228	$5,541
Property and equipment, net	15,798	15,349	12,807
Goodwill, spectrum licenses and other intangible assets, net	24,328	21,009	14,629
Other assets	1,694	1,367	645
Total assets	55,115	49,953	33,622
Current liabilities	8,605	5,808	5,592
Long-term debt to affiliates	5,600	5,600	13,655
Long-term debt	16,284	14,345	—
Long-term financial obligation	2,510	2,496	2,461
Other long-term liabilities	7,591	7,459	5,799
Stockholders’ equity	14,525	14,245	6,115

(1)	Adjusted EBITDA represents earnings before interest expense (net of interest income), tax, depreciation, amortization, impairment, stock-based compensation and expenses not reflective of T-Mobile’s ongoing operating performance. Adjusted EBITDA margin is Adjusted EBITDA divided by service revenues.

Adjusted EBITDA is a non-GAAP financial measure utilized by our management to monitor the financial performance of our operations. We use Adjusted EBITDA internally as a metric to evaluate and compensate our personnel and management for their performance, and as a benchmark to evaluate our operating performance in comparison to our competitors. Management also uses Adjusted EBITDA to measure our ability to provide cash flows to meet future debt services, capital expenditures and working capital requirements, and fund future growth. We believe analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and that presentation of Adjusted EBITDA facilitates comparisons with other wireless communications companies. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income, or any other measure of financial performance reported in accordance with GAAP.

The following table reconciles Adjusted EBITDA to net (loss) income which we consider to be the most directly comparable GAAP financial measure to Adjusted EBITDA.

	Nine months ended September 30,		Year ended December 31,
	2014	2013	2013	2012	2011
			(in millions)
Calculation of Adjusted EBITDA:
Net income (loss)	$146	$55	$35	$(7,336)	$(4,718)
Adjustments:
Interest expense to affiliates	186	586	678	661	670
Interest expense	807	311	545	—	—
Interest income	(255)	(125)	(189)	(77)	(25)
Other expense (income), net	32	(105)	(89)	5	10
Income tax expense (benefit)	67	135	16	350	(216)

Operating income (loss)	983	857	996	(6,397)	(4,279)

Depreciation and amortization	3,322	2,630	3,627	3,187	2,982
Impairment charges	—	—	—	8,134	6,420
Costs of MetroPCS business combination	131	51	108	7	—
Stock-based compensation	157	54	100	—	—
Gains on disposal of spectrum licenses	(720)	—	—	(205)	(18)
Other, net(a)	12	54	54	160	205

Adjusted EBITDA	$3,885	$3,646	$4,885	$4,886	$5,310

(a)	Other, net for the year ended December 31, 2012 represents personnel-related restructuring charges and transaction-related costs incurred for the terminated AT&T acquisition of T-Mobile USA. Other, net for the year ended December 31, 2011 represents AT&T transaction-related costs incurred from the terminated AT&T acquisition of T-Mobile USA. Gains on disposal of spectrum licenses and Other, net transactions may not agree in total to Gains on disposal of spectrum licenses and Other, net in the condensed consolidated statements of comprehensive income (loss) primarily due to certain routine operating activities, such as insignificant routine spectrum license exchanges that would be expected to reoccur, and are therefore included in Adjusted EBITDA.

(2)	Adjusted EBITDA as a percentage of service revenues is calculated by dividing Adjusted EBITDA by total service revenues.
(3)	Capital expenditures consist of amounts paid for construction and purchase of property and equipment.
(4)	Churn is defined as the number of customers whose service was discontinued, expressed as a rounded monthly percentage of the average number of customers during the specified period. T-Mobile believes that churn, which is a measure of customer retention and loyalty, provides relevant and useful information and is used by management to evaluate the operating performance of our business.
(5)	ARPU represents the average monthly service revenue earned from customers. We believe ARPU provides management, investors and analysts with useful information to assess our per-customer service revenue realization, assist in forecasting our future service revenues, and evaluate the average monthly service revenues generated from our customer base. Branded postpaid phone ARPU was reported for the first time in the quarterly reporting period ending June 30, 2014 in replacement of branded postpaid ARPU to exclude mobile broadband customers and related revenues and to provide disclosure which is more comparable with other national carriers’ ARPU disclosures.

ABPU represents the average monthly branded postpaid customer billings. We believe ABPU provides management, investors and analysts with useful information to evaluate average per-branded postpaid customer billings as it approximates the estimated cash collections, including equipment installments, from our customers each month.

The following tables illustrate the calculation of ARPU and ABPU and reconciles these measures to the related service revenues, which we consider to be the most directly comparable GAAP financial measure to ARPU and ABPU.

	Nine months ended September 30,		Year ended December 31,
	2014	2013	2013	2012	2011
Calculation of Branded Postpaid Phone ARPU:
Branded postpaid service revenues (in millions)	$10,628	$9,849	$13,166	$14,521	$16,230
Less: Branded postpaid mobile broadband revenues (in millions)	(169)	(127)	(169)	(186)	(169)

Branded postpaid phone service revenues (in millions)	10,459	9,722	12,997	14,335	16,061

Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	23,302	20,115	20,424	20,872	23,134

Branded postpaid phone ARPU	$49.87	$53.70	$53.03	$57.23	$57.85

	Nine months ended September 30,		Year ended December 31,
	2014	2013	2013	2012	2011
Calculation of Branded Postpaid ABPU:
Branded postpaid service revenues (in millions)	$10,628	$9,849	$13,166	$14,521	$16,230
Add: EIP billings (in millions)	2,434	943	1,471	450	405

Total billings for branded postpaid customers (millions)	13,062	10,792	14,637	14,971	16,635

Divided by: Average number of branded postpaid customers (in thousands) and number of months in period	24,054	20,542	20,858	21,306	23,496

Branded Postpaid ABPU	$60.34	$58.38	$58.48	$58.56	$59.00

	Nine months ended September 30,		Year ended December 31,
	2014	2013	2013	2012	2011
Calculation of Branded Prepaid ARPU:
Branded prepaid service revenues (in millions)	$5,174	$3,339	$4,945	$1,715	$1,307

Divided by: Average number of branded prepaid customers (in thousands) and number of months in period	15,555	10,905	11,913	5,325	4,488

Branded Prepaid ARPU	$36.96	$34.02	$34.59	$26.85	$24.27

Performance Measures

In managing our business and assessing financial performance, we supplement the information provided by the financial statements with other operating or statistical data and non-GAAP financial measures. These operating and financial measures are utilized by our management to evaluate our operating performance and, in certain cases, our ability to meet liquidity requirements. Although companies in the wireless industry may not define each of these measures in precisely the same way, we believe that these measures facilitate key operating performance comparisons with other companies in the wireless industry.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for each of the last five years and for the nine months ended September 30, 2014. For periods prior to the closing of the business combination involving T-Mobile USA and MetroPCS Communications, Inc. (the “Business Combination Transaction”), the ratio represents T-Mobile USA as the accounting acquirer in the Business Combination Transaction.

	Year Ended December 31,							Nine Months Ended September 30, 2014
	2009	2010	2011		2012		2013
Ratio of earnings to combined fixed charges and preferred stock dividends(1)(3)	2.47x	2.55x	—	(2)	—	(2)	1.06x	1.14x

(1)	For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, earnings consists of income (loss) before income taxes and earnings from unconsolidated affiliates plus fixed charges and amortization of capitalized interest less interest capitalized during the period and earnings from non-controlling interests. Fixed charges include interest expense including capitalized interest and the portion of operating rental expense that management believes is representative of the appropriate interest component of rental expense. The portion of total rental expense that represents the interest factor is estimated to be 33%.
(2)	Due primarily to T-Mobile’s non-cash impairment charges in the years ended December 31, 2012 and 2011, the ratio coverage was less than 1:1 in each of these periods. The Company would have needed to generate additional earnings of $7.0 billion and $4.9 billion in the year ended December 31, 2012 and 2011, respectively, to achieve a coverage of 1:1 in each of these periods.
(3)	T-Mobile had no preferred securities outstanding during the periods presented. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

RISK FACTORS

An investment in the Mandatory Convertible Preferred Stock involves a high degree of risk. Prior to making a decision about investing in the Mandatory Convertible Preferred Stock, you should carefully consider the following risks and uncertainties, as well as those discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013. If any of the risks described in this prospectus supplement or accompanying prospectus, or the risks described in any documents incorporated by reference in this prospectus supplement or the accompanying prospectus, actually occur, our business, prospects, financial condition or operating results could be harmed. In such case, the trading price of the Mandatory Convertible Preferred Stock could decline, and you may lose all or part of your investment.

Risks Related to Our Capital Stock and This Offering

You will bear the risk of a decline in the market price of our common stock between the pricing date for the Mandatory Convertible Preferred Stock and the mandatory conversion date.

The number of shares of our common stock that you will receive upon mandatory conversion of the Mandatory Convertible Preferred Stock is not fixed but instead will depend on the applicable market value of our common stock, which is the average VWAP per share of our common stock over the 20 consecutive trading day period commencing on and including the 22nd scheduled trading day immediately preceding the mandatory conversion date. The aggregate market value of our common stock that you would receive upon mandatory conversion of the Mandatory Convertible Preferred Stock may be less than the aggregate liquidation preference of the Mandatory Convertible Preferred Stock. Specifically, if the applicable market value of our common stock is less than the initial price of $25.85, the market value of our common stock that you would receive upon mandatory conversion of each share of the Mandatory Convertible Preferred Stock will be less than the $50.00 liquidation preference, and an investment in the Mandatory Convertible Preferred Stock would result in a loss. Therefore, you will bear the risk of a decline in the market price of our common stock, which decline could be substantial.

The opportunity for equity appreciation provided by your investment in the Mandatory Convertible Preferred Stock is less than that provided by a direct investment in our common stock.

The market value of each share of our common stock that you would receive upon mandatory conversion of each share of the Mandatory Convertible Preferred Stock on the mandatory conversion date will only exceed the liquidation preference of $50.00 per share of the Mandatory Convertible Preferred Stock if the applicable market value of our common stock exceeds the threshold appreciation price of $31.02. The threshold appreciation price represents an appreciation of 20% over the initial price. In this event, on the mandatory conversion date, you would receive approximately 83% (which percentage is equal to the initial price divided by the threshold appreciation price) of the value of our common stock that you would have received if you had made a direct investment in our common stock on the date of this prospectus supplement. This means that the opportunity for equity appreciation provided by an investment in the Mandatory Convertible Preferred Stock is less than that provided by a direct investment in our common stock.

In addition, if the market value of our common stock appreciates and the applicable market value of our common stock is equal to or greater than the initial price but less than or equal to the threshold appreciation price, the aggregate market value of our common stock that you would receive upon mandatory conversion of the Mandatory Convertible Preferred Stock will only be equal to the aggregate liquidation preference of the Mandatory Convertible Preferred Stock, and you will not realize any equity appreciation on our common stock.

The adjustment to the conversion rate and the payment of the fundamental change dividend make-whole amount upon the occurrence of certain fundamental changes may not adequately compensate you.

If a fundamental change (as defined in “Description of Mandatory Convertible Preferred Stock—Conversion Rights—Early Conversion at the Option of the Holder upon a Fundamental Change”) occurs on or prior to the mandatory conversion date, holders will be entitled to convert their Mandatory Convertible Preferred Stock during the fundamental change conversion period at the fundamental change conversion rate (in each case as defined in “Description of Mandatory Convertible Preferred Stock—Conversion Rights—Early Conversion at the Option of the Holder upon a Fundamental Change”). The fundamental change conversion rate represents an adjustment to the conversion rate otherwise applicable unless the share price is less than $5.00 or above $40.00 (in each case, subject to adjustment). In addition, with respect to Mandatory Convertible Preferred Stock converted during the fundamental change conversion period, you will also receive, among other consideration, a fundamental change dividend make-whole amount. Although this adjustment to the conversion rate and the payment of the fundamental change dividend make-whole amount are designed to compensate you for the lost option value of the Mandatory Convertible Preferred Stock and lost dividends as a result of a fundamental change, they are only an approximation of such lost value and lost dividends and may not adequately compensate you for your actual loss. Furthermore, our obligation to adjust the conversion rate in connection with a fundamental change and pay the fundamental change dividend make-whole amount (whether in cash or shares of our common stock or any combination thereof) could be considered a penalty under state law, in which case your ability to enforce such adjustments would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the Mandatory Convertible Preferred Stock may not be adjusted for all dilutive events that may adversely affect the market price of the Mandatory Convertible Preferred Stock or our common stock issuable upon conversion of the Mandatory Convertible Preferred Stock.

The number of shares of our common stock that you are entitled to receive upon conversion of the Mandatory Convertible Preferred Stock is subject to adjustment for stock splits and combinations, dividends and certain other transactions. See “Description of Mandatory Convertible Preferred Stock—Conversion Rights—Conversion Rate Adjustments” for further discussion of anti-dilution adjustments. However, other events, such as employee and director equity grants or offerings of our common stock or securities convertible into shares of our common stock (other than those set forth in “Description of Mandatory Convertible Preferred Stock—Conversion Rights—Conversion Rate Adjustments”) for cash or in connection with acquisitions, which may adversely affect the market price of our common stock, may not result in any adjustment. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the Mandatory Convertible Preferred Stock. In addition, the terms of the Mandatory Convertible Preferred Stock do not restrict our ability to offer common stock or securities convertible into common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the interests of the holders of the Mandatory Convertible Preferred Stock in engaging in any such offering or transaction.

Recent regulatory actions may adversely affect the trading price and liquidity of the Mandatory Convertible Preferred Stock.

Investors in, and potential purchasers of, the Mandatory Convertible Preferred Stock who employ, or seek to employ, a convertible arbitrage strategy with respect to the Mandatory Convertible Preferred Stock may be adversely impacted by regulatory developments that may limit or restrict such a strategy. The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that restrict and otherwise regulate short selling and over-the-counter swaps and security-based swaps, which restrictions and regulations may adversely affect the ability of investors in, or potential purchasers of, the Mandatory Convertible Preferred Stock to conduct a convertible arbitrage strategy with respect to the Mandatory Convertible Preferred Stock. This could, in turn, adversely affect the trading price and liquidity of the Mandatory Convertible Preferred Stock.

You will have no rights with respect to our common stock until the Mandatory Convertible Preferred Stock is converted, but you may be adversely affected by certain changes made with respect to our common stock.

You will have no rights with respect to our common stock, including voting rights, rights to participate in common stock tender offers, if any, and rights to receive dividends or other distributions on our common stock, if any (other than through a conversion rate adjustment), prior to the conversion date with respect to a conversion of the Mandatory Convertible Preferred Stock, but your investment in the Mandatory Convertible Preferred Stock may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs after the conversion date. For example, in the event that an amendment is proposed to our Certificate of Incorporation requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date of the Mandatory Convertible Preferred Stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes resulting in the powers, preferences or rights of our common stock. See “Description of Common Stock” for further discussion of our common stock.

You will have no voting rights except under limited circumstances.

You will have no voting rights, except (i) with respect to certain amendments to the terms of the Mandatory Convertible Preferred Stock, (ii) in the case of certain dividend arrearages, (iii) in certain other limited circumstances and (iv) as specifically required by Delaware law. You will have no right to vote for any members of our board of directors, except upon certain dividend arrearages.

If dividends on any shares of the Mandatory Convertible Preferred Stock (i) have not been declared and paid, or (ii) have been declared but a sum of cash or number of shares of our common stock sufficient for payment thereof has not been set aside for the benefit of the holders thereof on the applicable record date, for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods, the holders of shares of Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other classes or series of our preferred stock ranking equally with the Mandatory Convertible Preferred Stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding-up and having similar voting rights, will be entitled to elect a total of two additional members of our board of directors, subject to the terms and limitations described in the section of this prospectus supplement entitled “Description of Mandatory Convertible Preferred Stock—Voting Rights.”

In certain circumstances where the rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock are adversely affected thereby, holders of shares of the Mandatory Convertible Preferred Stock will have the right to vote with respect to certain amendments to our Certificate of Incorporation or in connection with certain reclassifications, mergers or consolidation transactions. See “Description of Mandatory Convertible Preferred Stock—Voting Rights.”

The Mandatory Convertible Preferred Stock will rank junior to all of our consolidated liabilities.

In the event of our bankruptcy, liquidation, dissolution or winding-up, our assets will be available to pay obligations on the Mandatory Convertible Preferred Stock only after all of our consolidated liabilities have been paid. In addition, the Mandatory Convertible Preferred Stock will effectively rank junior to all existing and future liabilities of our subsidiaries and the capital stock of our subsidiaries held by third parties. The rights of holders of shares of the Mandatory Convertible Preferred Stock to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and minority equity holders. In the event of our bankruptcy, liquidation, dissolution or winding-up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of the Mandatory Convertible Preferred Stock then outstanding. As of September 30, 2014, we had a total of approximately $25.6 billion of outstanding indebtedness, including long-term debt, short-term debt and long-term financial obligation. We have the ability to, and may incur, additional indebtedness in the future.

Our ability to declare and pay dividends on the Mandatory Convertible Preferred Stock may be limited.

Our declaration and payment of dividends on the Mandatory Convertible Preferred Stock in the future will be determined by our board of directors in its sole discretion and will depend on business conditions, our financial condition, earnings and liquidity and other factors. The agreements governing any of our and our subsidiaries’ existing or future indebtedness may limit our ability to declare and pay cash dividends on the shares of our capital stock, including the shares of Mandatory Convertible Preferred Stock. In the event that the agreements governing any such indebtedness restrict our ability to declare and pay dividends in cash on the shares of Mandatory Convertible Preferred Stock, we may be unable to declare and pay dividends in cash on the shares of Mandatory Convertible Preferred Stock unless we can repay or refinance the amounts outstanding under such agreements.

In addition, under Delaware law, our board of directors may only declare and pay dividends on shares of our capital stock out of our statutory “surplus” (which is the amount equal to total assets minus total liabilities, in each case at fair market value, minus statutory capital), or if there is no such surplus, out of our net profits for the then current and/or immediately preceding fiscal year. Further, even if we are permitted under our contractual obligations and Delaware law to declare and pay cash dividends on the shares of Mandatory Convertible Preferred Stock, we may not have sufficient cash to declare and pay dividends in cash on the shares of Mandatory Convertible Preferred Stock.

If upon (i) mandatory conversion, (ii) an early conversion at the option of a holder or (iii) an early conversion upon a fundamental change, we have not declared and paid all or any portion of the accumulated dividends payable on the Mandatory Convertible Preferred Stock for specified periods, converting holders will receive an additional number of shares of our common stock having a market value generally equal to the amount of such undeclared, accumulated and unpaid dividends, subject to the limitations described under “Description of Mandatory Convertible Preferred Stock—Conversion Rights—Mandatory Conversion,” “Description of Mandatory Convertible Preferred Stock— Conversion Rights—Early Conversion at the Option of the Holder” and “Description of Mandatory Convertible Preferred Stock—Conversion Rights—Early Conversion at the Option of the Holder upon a Fundamental Change,” respectively. In the case of mandatory conversion or conversion upon a fundamental change, if these limits to the adjustment of the conversion rate are reached, we will pay the shortfall in cash if we are legally permitted to do so and not restricted by the terms of our indebtedness at that time. We will not have an obligation to pay the shortfall in cash if these limits to the adjustment of the conversion rate are reached in the case of an early conversion at the option of the holder.

You may be subject to U.S. federal income or withholding tax with respect to the Mandatory Convertible Preferred Stock even though you do not receive a corresponding cash distribution.

The conversion rate of the Mandatory Convertible Preferred Stock is subject to adjustment in certain circumstances. See “Description of Mandatory Convertible Preferred Stock—Conversion Rights—Conversion Rate Adjustments.” If, as a result of an adjustment (or failure to make an adjustment), your proportionate interest in our assets or earnings and profits is increased, you may be deemed to have received for U.S. federal income tax purposes a taxable distribution without the receipt of any cash. In addition, we may make distributions to holders of the Mandatory Convertible Preferred Stock that are paid in our common stock, and any such distribution would be taxable to the same extent as a cash distribution of the same amount. In these circumstances and possibly others, you, as a holder of Mandatory Convertible Preferred Stock, may be subject to U.S. federal income tax even though you have received no cash, thus giving rise to an out-of-pocket expense. If you are a Non-U.S. Holder (as defined in “Certain U.S. Federal Income Tax Consequences”), you may be subject to U.S. federal withholding taxes in connection with such a deemed distribution or distribution payable in shares of our common stock. If we pay withholding taxes on behalf of a non-U.S. Holder as a result of a deemed distribution, we may set off such payments against cash payments and other distributions otherwise deliverable to the non-U.S. Holder. See “Certain U.S. Federal Income Tax Consequences” for a further discussion of certain U.S. federal income tax considerations with respect to the Mandatory Convertible Preferred Stock.

Certain rights of the holders of the Mandatory Convertible Preferred Stock and certain contractual and statutory provisions could delay or prevent an otherwise beneficial takeover or takeover attempt of us and, therefore, the ability of holders of Mandatory Convertible Preferred Stock to exercise their rights associated with a potential fundamental change.

Certain rights of the holders of the Mandatory Convertible Preferred Stock could make it more difficult or more expensive for a third party to acquire us. For example, if a fundamental change were to occur on or prior to December 15, 2017, holders of the Mandatory Convertible Preferred Stock may have the right to convert their Mandatory Convertible Preferred Stock, in whole or in part, at an increased conversion rate and will also be entitled to receive a fundamental change dividend make-whole amount equal to the present value of all remaining dividend payments on their Mandatory Convertible Preferred Stock. See “Description of Mandatory Convertible Preferred Stock—Conversion Rights—Early Conversion at the Option of the Holder upon a Fundamental Change.” These features of the Mandatory Convertible Preferred Stock could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management.

In addition, provisions of Delaware law and our Certificate of Incorporation and Fifth Amended and Restated Bylaws (“Bylaws”), and contracts to which we are a party could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. See “Description of Common Stock” in the accompanying prospectus.

Further, we have a stockholder rights plan (the “Rights Plan”) in effect. The Rights Plan will cause substantial dilution to a person or group that attempts to acquire us on terms that our board of directors does not believe are in our and our stockholders’ best interest. The Rights Plan is intended to protect stockholders in the event of an unfair or coercive offer to acquire us and to provide our board of directors with adequate time to evaluate unsolicited offers. The Rights Plan may prevent or make takeovers or unsolicited corporate transactions with respect to us more difficult, even if stockholders may consider such transactions favorable, possibly including transactions in which stockholders might otherwise receive a premium for their shares.

An active trading market for the Mandatory Convertible Preferred Stock does not exist and may not develop.

The Mandatory Convertible Preferred Stock is a new issue of securities with no established trading market. We intend to apply to have the Mandatory Convertible Preferred Stock listed on the NYSE under the symbol “TMUSPRA.” Even if the Mandatory Convertible Preferred Stock is approved for listing on the NYSE, such listing does not guarantee that a trading market for the Mandatory Convertible Preferred Stock will develop or, if a trading market for the Mandatory Convertible Preferred Stock does develop, the depth or liquidity of that market or the ability of the holders to sell the Mandatory Convertible Preferred Stock, or to sell the Mandatory Convertible Preferred Stock at a favorable price.

The trading price of our common stock will directly affect the trading price of the Mandatory Convertible Preferred Stock.

The trading price of the Mandatory Convertible Preferred Stock will be directly affected by, among other things, the trading price of our common stock. It is impossible to predict whether the price of our common stock will rise or fall. Our operating results, prospects and economic, financial, political and other factors will affect trading prices of our common stock and the Mandatory Convertible Preferred Stock, as will future issuances of our common stock. In addition, market conditions can affect the capital markets generally, thereby affecting the price of our common stock. These conditions may include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of our common stock in the market after this offering of the Mandatory Convertible Preferred Stock or the perception that such sales could occur. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the Mandatory Convertible Preferred Stock and the common stock underlying the Mandatory Convertible Preferred Stock. In addition, the issuance of the Mandatory Convertible Preferred Stock may result in hedging activity by holders of shares of the Mandatory Convertible Preferred Stock that view such Mandatory Convertible Preferred Stock as a more attractive means of equity participation in us than a direct investment in our common stock. This arbitrage and hedging could, in turn, negatively affect the trading prices of the Mandatory Convertible Preferred Stock and our common stock.

The price of our Mandatory Convertible Preferred Stock and common stock may be volatile, and may fluctuate based upon factors that have little or nothing to do with our business, financial condition, and operating results.

The trading prices of the securities of communications companies historically have been highly volatile, and the trading price of our Mandatory Convertible Preferred Stock and common stock may be subject to wide fluctuations. Our stock price may fluctuate in reaction to a number of events and factors that may include, among other things:

•	our or our competitors’ actual or anticipated operating and financial results; introduction of new products and services by us or our competitors or changes in service plans or pricing by us or our competitors;

•	analyst projections, predictions and forecasts, analyst target prices for our securities and changes in, or our failure to meet, securities analysts’ expectations;

•	Deutsche Telekom’s financial performance, results of operation, or actions implied or taken by Deutsche Telekom;

•	entry of new competitors into our markets or perceptions of increased price competition, including a price war;

•	our performance, including subscriber growth, and our financial and operational metric performance;

•	market perceptions relating to our services, network, handsets and deployment of our 4G LTE platform and our access to iconic handsets, services, applications or content;

•	market perceptions of the wireless communications industry and valuation models for us and the industry;

•	changes in our credit rating or future prospects;

•	the availability or perceived availability of additional capital in general and our access to such capital;

•	actual or anticipated consolidation, or other strategic mergers or acquisition activities involving us or our competitors;

•	disruptions of our operations or service providers or other vendors necessary to our network operations; the general state of the U.S. and world economies; and

•	availability of additional spectrum, whether by the announcement, commencement, bidding and closing of auctions for new spectrum or the acquisition of companies that own spectrum.

In addition, the stock market has been volatile in the recent past and has experienced significant price and volume fluctuations, which may continue for the foreseeable future. This volatility has had a significant impact on the trading price of securities issued by many companies, including companies in the communications industry. These changes frequently occur irrespective of the operating performance of the affected companies. Hence, the trading price of our Mandatory Convertible Preferred Stock and common stock could fluctuate based upon factors that have little or nothing to do with our business, financial condition and operating results. Broad market and industry fluctuations, as well as general economic, political and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our common stock. If the market price of our common stock declines, you may not realize any return on your investment in the Mandatory Convertible Preferred Stock and may lose some or all of your investment. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Current or future securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could harm our business, results of operations and financial condition.

We may issue additional series of preferred stock that rank on a parity with the Mandatory Convertible Preferred Stock as to dividend payments and liquidation preference and that vote with the Mandatory Convertible Preferred Stock on most issues on which the preferred stock is permitted to vote, which may negatively affect your investment.

Without giving effect to the shares of Mandatory Convertible Preferred Stock that we are offering hereby, we have the authority under our Certificate of Incorporation to issue 100,000,000 shares of preferred stock. Our Certificate of Incorporation does not prohibit us from issuing additional series of preferred stock that would rank on a parity with the Mandatory Convertible Preferred Stock. The issuance of any such series of preferred stock could have the effect of reducing the amounts available to the holders of the Mandatory Convertible Preferred Stock in the event of our liquidation. If we do not have sufficient funds to pay dividends on the outstanding Mandatory Convertible Preferred Stock and such other series of preferred stock, it would also reduce amounts available to the holders of the Mandatory Convertible Preferred Stock for the payment of dividends. Except with respect to changes to our Certificate of Incorporation that adversely affect only one series of our preferred stock, the holders of the Mandatory Convertible Preferred Stock and any other series of preferred stock that we issue vote together, as a class, on the issues on which our preferred stock has the right to vote, including our consolidation or merger with another corporation. The interests of the holders of any other series of preferred stock that we issue may be different from the interests of the holders of the Mandatory Convertible Preferred Stock.

If we or our existing investors sell our common stock after this offering, the market price of the Mandatory Convertible Preferred Stock could decline.

The market price of the Mandatory Convertible Preferred Stock could decline as a result of sales of our common stock in the market after this offering, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, may also make it more difficult for us to sell other equity securities in the future at a time and on terms that we deem appropriate.

Our majority shareholder, Deutsche Telekom, holds approximately 66.3% of our outstanding shares of common stock. We and Deutsche Telekom are parties to a stockholder’s agreement pursuant to which Deutsche Telekom has agreed that it will not sell to shares of common stock representing 30% of the voting power of our outstanding voting securities to a third party unless the proposed acquirer makes a binding offer to purchase all of the outstanding shares of common stock at the same price and on the same terms and conditions as Deutsche Telekom’s proposed sale. The stockholder’s agreement does not otherwise impose any other restrictions on sales of common stock by Deutsche Telekom. Moreover, we have filed a shelf registration statement with respect to the common stock and certain debt securities held by Deutsche Telekom which would facilitate the resale by Deutsche Telekom of all or any portion of the shares of our common stock it holds.

We, Deutsche Telekom and our directors and executive officers have agreed with Goldman, Sachs & Co. not to sell, dispose of, or hedge any shares of our common stock or securities convertible or exchangeable for our common stock during the period from the date of this prospectus supplement continuing through the date that is 90 days after the date of this prospectus supplement. However, this agreement is subject to a number of exceptions that may result in sales prior to the expiration of the 90-day period. Immediately after the expiration of the 90-day period, these shares will be eligible for resale under Rule 144 of the Securities Act, subject to volume limitations and any applicable holding period requirements, or, in the case of Deutsche Telekom, pursuant to the shelf registration statement described above without regard to any volume limitations or holding period requirements.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Mandatory Convertible Preferred Stock or common stock. Our failure to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operations and cause the price of our stock to decline.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of our Mandatory Convertible Preferred Stock in this offering will be approximately $854.1 million (approximately $982.3 million if the underwriters exercise in full their option to purchase additional shares of the Mandatory Convertible Preferred Stock), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for general corporate purposes, which may include capital investments and acquisition of additional spectrum unrelated to the spectrum we may obtain in the FCC’s pending AWS-3 spectrum auction.

CAPITALIZATION

The table below sets forth our cash, cash equivalents, and short-term investments and capitalization as of September 30, 2014:

•	on an actual basis;

•	on an as adjusted basis, to give effect to the redemption in October 2014 of $1.0 billion principal amount of 7.875% Senior Notes due 2018 and associated premium, net of tax; and

•	on an as further adjusted basis, to give effect to this sale of the Mandatory Convertible Preferred Stock, after deducting underwriting discounts and commissions and estimated offering expenses payable by us (assuming no exercise of the underwriters’ option to purchase additional shares of Mandatory Convertible Preferred Stock).

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and related notes thereto incorporated by reference in this prospectus supplement.

	As of September 30, 2014
	Actual	As adjusted	As further adjusted
	(In millions)
Cash, cash equivalents and short-term investments	$5,787	$4,748	$5,602

Debt:
5.250% senior notes due 2018	$500	$500	$500
7.875% senior notes due 2018	1,000	—	—
6.464% senior notes due 2019	1,250	1,250	1,250
5.578% senior notes due 2019 (reset date in April 2015)	1,250	1,250	1,250
6.625% senior notes due 2020	1,000	1,000	1,000
6.542% senior notes due 2020	1,250	1,250	1,250
5.656% senior notes due 2020 (reset date in April 2015)	1,250	1,250	1,250
6.250% senior notes due 2021	1,750	1,750	1,750
6.633% senior notes due 2021	1,250	1,250	1,250
5.747% senior notes due 2021 (reset date in October 2015)	1,250	1,250	1,250
6.125% senior notes due 2022	1,000	1,000	1,000
6.731% senior notes due 2022	1,250	1,250	1,250
5.845% senior notes due 2022 (reset date in October 2015)	1,250	1,250	1,250
6.000% senior notes due 2023	1,300	1,300	1,300
6.625% senior notes due 2023	1,750	1,750	1,750
6.836% senior notes due 2023	600	600	600
5.950% senior notes due 2023 (reset date in April 2016)	600	600	600
6.500% senior notes due 2024	1,000	1,000	1,000
6.375% senior notes due 2024	1,700	1,700	1,700
Working Capital Facility(1)	—	—	—
Unamortized premium on debt(2)	372	295	295
Capital lease obligations	412	412	412
Short-term debt(3)	68	68	68
Long term financial obligation(4)	2,510	2,510	2,510

Total debt	$25,562	$24,485	$24,485

Stockholders’ equity:(5)
Preferred stock, par value $0.0001 per share, 100,000,000 shares authorized:
5.50% Mandatory Convertible Preferred Stock, Series A, no shares issued and outstanding, actual and as adjusted; 17,391,305 shares issued and outstanding, $870 million aggregate liquidation value, as further adjusted	—	—	—
Common stock, par value $0.0001 per share, 1,000,000,000 shares authorized; 808,680,349 shares issued, 807,297,844 shares outstanding	—	—	—
Additional paid-in capital	37,466	37,466	38,320
Treasury stock, at cost, 1,382,505 shares issued	—	—	—
Accumulated other comprehensive income	1	1	1
Accumulated deficit	(22,942)	(22,918)	(22,918)

Total stockholders’ equity	14,525	14,549	15,403

Total capitalization	$40,087	$39,034	$39,888

(1)	Represents an unsecured revolving credit facility with Deutsche Telekom that allows for up to $500 million in borrowings.
(2)	Represents an unamortized premium from the purchase price allocation fair value adjustment as a result of the Business Combination Transaction.
(3)	The Company maintains vendor financing arrangements with its primary network equipment suppliers that extend financing terms.
(4)	Represents a financing obligation related to the Tower Transaction, including approximately 7,000 cell sites that are managed and operated by a third party.
(5)	Assumes that no proceeds of the offering will be used to repay outstanding debt.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock, except for the $1.5 billion aggregate cash payment to our stockholders in connection with the Business Combination Transaction, and we do not intend to declare or pay any cash dividends on our common stock in the foreseeable future. Our unsecured revolving credit facility with Deutsche Telekom and the indentures and supplemental indentures governing our senior notes and long-term debt (excluding capital leases) contain covenants that, among other things, restrict our ability to declare or pay dividends. We currently intend to retain future earnings, if any, to invest in our business. Subject to Delaware law, our board of directors will determine the payment of future dividends on our common stock, if any, and the amount of any dividends in light of any applicable contractual restrictions limiting our ability to pay dividends, our earnings and cash flows, our capital requirements, our future needs for cash, our financial condition and other factors our board of directors deems relevant.

MARKET PRICE OF COMMON STOCK

Our common stock has traded on the NYSE under the symbol “TMUS” since May 1, 2013, the first trading day after the closing of the Business Combination Transaction. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported by the NYSE.

For periods prior to the closing of the Business Combination Transaction, the prices represent the high and low sales prices of our common stock, as reported by the NYSE under the symbol “PCS”, adjusted to reflect the 1-for-2 reverse stock split effected on April 30, 2013 in connection with the Business Combination Transaction.

	Price Range of Common Stock
	High	Low
Fiscal Year Ended December 31, 2012
First Quarter	$24.34	$15.72
Second Quarter	18.62	11.06
Third Quarter	24.96	12.14
Fourth Quarter	29.02	19.26

Fiscal Year Ending December 31, 2013
First Quarter	$22.08	$18.28
Second Quarter	25.02	16.01
Third Quarter	26.66	22.74
Fourth Quarter	34.10	24.90

Fiscal Year Ending December 31, 2014
First Quarter	$33.92	$29.06
Second Quarter	35.50	27.62
Third Quarter	34.55	28.25
Fourth Quarter (through December 9, 2014)	29.60	24.50

On December 9, 2014, the closing price of our common stock was $25.85 per share as reported on the NYSE. As of December 9, 2014, there were 807,439,374 shares of our common stock outstanding and 329 registered holders.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth selected consolidated financial data for T-Mobile. The data should be read in conjunction with our audited consolidated financial statements and related notes for the three years ended December 31, 2013, 2012 and 2011, and our unaudited condensed consolidated financial statements and related notes for the nine months ended September 30, 2014 and 2013. The consolidated balance sheet data as of December 31, 2010 and 2009 and the consolidated statement of operations data for the fiscal year ended December 31, 2009 are derived from our consolidated financial statements which are not included or incorporated by reference in this prospectus supplement.

Our historical financial data may not be indicative of the results of operations or financial position to be expected in the future.

	Nine months ended September 30,		Year ended December 31,
(in millions, except share and per share amounts)	2014	2013	2013	2012	2011	2010	2009
	(in millions)
Consolidated Statements of Operations Data:
Revenues:
Service revenues	$16,505	$13,899	$19,068	$17,213	$18,481	$18,733	$18,960
Equipment sales	4,609	3,452	5,033	2,242	1,901	2,404	2,403
Other revenues	296	242	319	264	236	210	168

Total revenues	21,410	17,593	24,420	19,719	20,618	21,347	21,531
Operating expenses:
Cost of services, exclusive of depreciation and amortization shown separately below	4,405	3,880	5,279	4,661	4,952	4,895	4,936
Cost of equipment sales	6,809	4,837	6,976	3,437	3,646	4,237	3,856
Selling, general and administrative	6,530	5,286	7,382	6,796	6,728	6,740	6,824
Depreciation and amortization	3,322	2,630	3,627	3,187	2,982	2,773	2,859
Impairment charges	—	—	—	8,134	6,420	—	—
Cost of MetroPCS business combination	131	51	108	7	—	—	—
Gains on disposal of spectrum licenses	(770)	—	—	(205)	(18)	(3)	—
Other, net	—	52	52	99	187	—	—

Total operating expenses	20,427	16,736	23,424	26,116	24,897	18,642	18,475

Operating income (loss)	983	857	996	(6,397)	(4,279)	2,705	3,056
Other income (expense):
Interest expense to affiliates	(186)	(586)	(678)	(661)	(670)	(556)	(740)
Interest expense	(807)	(311)	(545)	—	—	—	—
Interest income	255	125	189	77	25	14	12
Other income (expense), net	(32)	105	89	(5)	(10)	16	8

Total other expense, net	(770)	(667)	(945)	(589)	(655)	(526)	(720)

Income (loss) before income taxes	213	190	51	(6,986)	(4,934)	2,179	2,336
Income tax expense (benefit)	67	135	16	350	(216)	822	860

Net income (loss), including non-controlling interest	146	55	35	(7,336)	(4,718)	1,357	1,476
Net income attributable to non-controlling interests	—	—	—	—	—	(3)	(6)

Net income (loss)	$146	$55	$35	$(7,336)	$(4,718)	$1,354	$1,470

Other Financial Data:
Net cash provided by operating activities	$2,791	$2,541	$3,545	$3,862	$4,980	$4,905	$5,437
Net cash used in investing activities	(5,440)	(868)	(2,092)	(3,915)	(4,699)	(5,126)	(5,603)
Net cash provided by financing activities	2,545	298	4,044	57	—	123	67

	As of September 30,	As of December 31,
	2014	2013	2012	2011	2010	2009
		(in millions)
Consolidated Balance Sheet Data:
Current assets	$13,295	$12,228	$5,541	$6,602	$5,311	$5,845
Property and equipment, net	15,798	15,349	12,807	12,703	13,213	13,192
Goodwill, spectrum licenses and other intangible assets, net	24,328	21,009	14,629	21,009	27,439	27,440
Other assets	1,694	1,367	645	295	328	297
Total assets	55,115	49,953	33,622	40,609	46,291	46,774
Current liabilities	8,605	5,808	5,592	4,504	4,455	8,149
Long-term debt to affiliates	5,600	5,600	13,655	15,049	15,854	9,682
Long-term debt	16,284	14,345	—	—	—	—
Long-term financial obligation	2,510	2,496	2,461	—	—	—
Other long-term liabilities	7,591	7,459	5,799	5,271	5,490	4,693
Stockholders’ equity	14,525	14,245	6,115	15,785	20,492	24,250

DESCRIPTION OF MANDATORY CONVERTIBLE PREFERRED STOCK

The following is a summary of the material terms of the Mandatory Convertible Preferred Stock. This summary is not complete. The following summary of the terms and provisions of the Mandatory Convertible Preferred Stock is qualified in its entirety by reference to the certificate of designations setting forth the terms of the Mandatory Convertible Preferred Stock (the “Certificate of Designations”) as well as our Certificate of Incorporation, copies of which will be available upon request at the address set forth in the section of this prospectus supplement entitled “Information Incorporated by Reference.”

General

Subject to the provisions of our Certificate of Incorporation and the limitations prescribed by law, our Certificate of Incorporation authorizes our board of directors to issue up to 100,000,000 shares of preferred stock, par value $0.00001 per share, in one or more series, and to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, dividend rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series, without further vote or action by our stockholders. The rights, preferences, privileges and restrictions of any series of preferred stock so authorized shall be set forth in a certificate of designations filed with the Secretary of State of the State of Delaware. As of the date of this prospectus supplement, no shares of preferred stock are outstanding. See “Description of Capital Stock” in the accompanying prospectus. At the consummation of this offering, we will issue 17,391,305 shares of the Mandatory Convertible Preferred Stock. In addition, we have granted the underwriters an option to purchase up to 2,608,695 additional shares of the Mandatory Convertible Preferred Stock as described under “Underwriting.”

When issued, the Mandatory Convertible Preferred Stock and our common stock issuable upon the conversion of the Mandatory Convertible Preferred Stock will be fully paid and non-assessable. The holders of the Mandatory Convertible Preferred Stock and common stock issued upon conversion of the Mandatory Convertible Preferred Stock will have no pre-emptive or preferential right to purchase or subscribe to our stock, obligations, warrants or other securities of any class.

The transfer agent, registrar, conversion and dividend disbursing agent for shares of the Mandatory Convertible Preferred Stock and the transfer agent and registrar for shares of our common stock is American Stock Transfer & Trust Company.

Ranking

The Mandatory Convertible Preferred Stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, ranks:

•	senior to our common stock and to each other class of capital stock or series of preferred stock established after the original issue date of the Mandatory Convertible Preferred Stock (which we refer to as the “issue date”), the terms of which do not expressly provide that such class or series ranks senior to, or on a parity with, the Mandatory Convertible Preferred Stock as to dividend rights and/or rights upon our liquidation, dissolution or winding-up (which we refer to collectively as “junior stock”);

•	equally with any class of capital stock or series of preferred stock established after the issue date, the terms of which expressly provide that such class or series will rank equally with the Mandatory Convertible Preferred Stock as to dividend rights and/or rights upon our liquidation, dissolution or winding-up, in each case without regard to whether dividends accrue cumulatively or non-cumulatively (which we refer to collectively as “parity stock”);

•	junior to each class of capital stock or series of preferred stock established after the issue date, the terms of which expressly provide that such class or series will rank senior to the Mandatory Convertible Preferred Stock as to dividend rights and/or rights upon our liquidation, dissolution or winding-up; and

•	junior to our existing and future indebtedness and other liabilities (including trade payables).

In addition, the Mandatory Convertible Preferred Stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of our subsidiaries. As of September 30, 2014, we had a total of approximately $25.6 billion of outstanding indebtedness, including long-term debt, short-term debt and long-term financial obligation.

Dividends

Subject to the rights of holders of any class or series of our capital stock ranking senior to the Mandatory Convertible Preferred Stock with respect to dividends, holders of shares of the Mandatory Convertible Preferred Stock will be entitled to receive, when, as and if declared by our board of directors or an authorized committee of our board of directors and to the extent lawful, cumulative dividends at an annual rate of 5.50% of the initial liquidation preference of $50.00 per share of Mandatory Convertible Preferred Stock (equivalent to $2.75 per year per share). We will pay such dividends in cash, by delivery of shares of our common stock or by delivery of any combination of cash and our common stock, at our election, as described under “—Method of Payment of Dividends” below. If declared, dividends on the Mandatory Convertible Preferred Stock will be payable quarterly on March 15, June 15, September 15 and December 15 of each year, commencing on March 15, 2015 and ending on December 15, 2017 (each, a “dividend payment date”), at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the issue date of the Mandatory Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds or stock lawfully available for the payment of such dividends. A “dividend period” refers to a period commencing on, and including, a dividend payment date (or if no dividend payment date has occurred, commencing on, and including, the issue date), and ending on, and including, the day immediately preceding the next succeeding dividend payment date.

If any dividend payment date is not a business day, the dividend payable on such date will be paid on the next business day without any adjustment, interest or other penalty in respect of such delay. A “business day” is any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental action to close.

Dividends will be payable to holders of record as they appear on our stock register at 5:00 p.m., New York City time, on the 1st calendar day of the month in which such dividend payment date falls or such other record date fixed by our board of directors or any duly authorized committee thereof that is not more than 60 nor less than 10 days prior to such dividend payment date but only to the extent a dividend has been declared to be payable on such dividend payment date (each, a “regular record date”), except that dividends payable on the mandatory conversion date, as defined below, will be payable to the holders presenting the Mandatory Convertible Preferred Stock for conversion. The regular record date shall apply regardless of whether it is a business day.

Dividends payable on the Mandatory Convertible Preferred Stock for each full dividend period will be computed by dividing the annual dividend rate by four. Dividends payable on the Mandatory Convertible Preferred Stock for any period other than a full dividend period will be based upon the number of days elapsed during the period and computed on the basis of a 360-day year consisting of twelve 30-day months. The initial dividend on the Mandatory Convertible Preferred Stock for the first dividend period, assuming the issue date is December 15, 2014, is expected to be $0.6875 per share (based on the annual dividend rate of 5.50% and an initial liquidation preference of $50.00 per share) and will be payable, if declared, on March 15, 2015 to the holders of record thereof on March 1, 2015. Each subsequent quarterly dividend on the Mandatory Convertible Preferred Stock, when, as and if declared, will be $0.6875 per share (based on the annual dividend rate of 5.50% and an initial liquidation preference of $50.00 per share). Accumulated dividends on shares of Mandatory Convertible Preferred Stock will not bear interest if they are paid subsequent to the applicable dividend payment date.

No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Mandatory Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sum of cash or number of shares sufficient for the payment thereof has been set apart for the payment of such dividends, upon all outstanding shares of the Mandatory Convertible Preferred Stock.

No dividend will be paid upon any outstanding shares of Mandatory Convertible Preferred Stock unless and until our board of directors, or an authorized committee of our board of directors, declares a dividend payable with respect to the Mandatory Convertible Preferred Stock. Our ability to declare and pay dividends and make other distributions with respect to our capital stock, including the Mandatory Convertible Preferred Stock, is restricted by the terms of certain of our existing financing arrangements and may be restricted by the terms of financing arrangements that we enter into in the future. In addition, our ability to declare and pay dividends may be limited by applicable Delaware law. See “Risk Factors—Risks Related to Our Common Stock and This Offering—Our ability to declare and pay dividends on the Mandatory Convertible Preferred Stock may be limited.”

Method of Payment of Dividends

Subject to the limitations described below, we may pay any declared dividend (or any portion of any declared dividend) on the Mandatory Convertible Preferred Stock (whether or not for a current dividend period or any prior dividend period), including in connection with the payment of declared and unpaid dividends pursuant to the provisions described under “—Conversion Rights—Mandatory Conversion,” “—Conversion Rights—Early Conversion at the Option of the Holder,” and “—Conversion Rights—Early Conversion at the Option of the Holder Upon a Fundamental Change,” determined in our sole discretion:

•	in cash;

•	by delivery of shares of our common stock; or

•	through payment or delivery, as the case may be, of any combination of cash and shares of our common stock;

provided that in the case of conversion upon a fundamental change that is a reorganization event (as defined below), dividends otherwise payable in shares of our common stock may be paid by delivery of units of exchange property, as described under “—Recapitalizations, Reclassifications and Changes of Our Common Stock”; and provided further, that if our board of directors may not lawfully authorize payment of all or any portion of such accrued and unpaid dividends in cash, it shall authorize payment of such dividends in shares of our common stock or units of exchange property, as the case may be, if lawfully permitted to do so.

We will make each payment of a declared dividend on the Mandatory Convertible Preferred Stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the Mandatory Convertible Preferred Stock notice of any such election and the portion of such payment that will be made in cash and the portion that will be made in shares of our common stock no later than 10 scheduled trading days (as defined below) prior to the dividend payment date for such dividend; provided that if we do not provide timely notice of this election, we will be deemed to have elected to pay the relevant dividend in cash. If we elect to make any such payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose, in the case of any dividend payment or portion thereof, at 97% of the average VWAP per share of our common stock over the five consecutive trading day period beginning on and including the seventh scheduled trading day prior to the applicable dividend payment date (the “average price”).

However, in no event will the number of shares of our common stock delivered in connection with any dividend, including any dividend payable in connection with a conversion, exceed a number equal to the total dividend payment divided by $9.05, which amount represents 35% of the initial price (as defined below), subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate

(such dollar amount, as adjusted, the “floor price”). To the extent that the amount of the dividend exceeds the product of the number of shares of our common stock delivered in connection with such dividend and 97% of the average price, we will, if we are legally able to do so, pay such excess amount in cash.

No fractional shares of our common stock will be delivered to the holders of the Mandatory Convertible Preferred Stock in payment or partial payment of a dividend. We will instead pay a cash adjustment (computed to the nearest cent) based on the average price with respect to such dividend.

The initial price is $25.85, which equals the last reported sale price of our common stock on December 9, 2014.

Distributions of cash or property paid in respect of our Mandatory Convertible Preferred Stock or common stock, constructive distributions from certain adjustments (or failures to make adjustments) to the number of shares of common stock to be issued on conversion, and any amounts treated as distributions in connection with a conversion will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If you are a non-U.S. Holder (as defined in “Certain U.S. Federal Income Tax Consequences”), any such dividends may be subject to U.S. withholding income tax at a 30% or reduced treaty rate, as described more fully under “Certain U.S. Federal Income Tax Consequences—Taxation of Non-U.S. Holders—Distributions.” We will withhold such U.S. federal withholding tax from amounts otherwise payable to you which, in the case of dividends paid in shares of our common stock, we may do by withholding a portion of such shares for our transfer agent to sell on our behalf and by using the proceeds from those sales to pay such withholding tax.

To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of or for resales of shares of our common stock issued as payment of a dividend on the Mandatory Convertible Preferred Stock, including dividends paid in connection with a conversion, we will, to the extent such a registration statement is not currently filed and effective, use our commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of common stock have been resold thereunder and such time as all such shares would be freely tradable without registration by holders thereof that are not “affiliates” of ours for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To the extent applicable, we will also use our commercially reasonable efforts to have such shares of common stock qualified or registered under applicable state securities laws, if required, and approved for listing on the NYSE (or if shares of our common stock are not listed on the NYSE, on the principal other U.S. national or regional securities exchange on which shares of our common stock are then listed).

Definitions

For purposes of this “Description of Mandatory Convertible Preferred Stock” section, the following terms have the meanings set forth below:

“Volume weighted average price” or “VWAP” per share of our common stock on any trading day means such price as displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service) page TMUS <Equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. The “average VWAP” means, for any period, the average of the volume weighted average prices for each trading day in such period.

A “trading day” is any day on which:

•	there is no market disruption event (as defined below); and

•

the NYSE is open for trading, or, if our common stock (or any other security into which the Mandatory Convertible Preferred Stock becomes convertible in connection with any reorganization event) is not listed on the NYSE, any day on which the principal national securities exchange on which our common stock (or such other security) is listed is open for trading, or, if the common stock (or such other security) is not listed on a national securities exchange, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m., New York City time, or the then standard closing time for regular trading on the relevant exchange or trading system.

A “market disruption event” means any of the following events:

•	any suspension of, or limitation imposed on, trading by the relevant exchange or quotation system during any period or periods aggregating one half-hour or longer and whether by reason of movements in price exceeding limits permitted by the relevant exchange or quotation system or otherwise relating to our common stock (or any other security into which the Mandatory Convertible Preferred Stock becomes convertible in connection with any reorganization event) or in futures or option contracts relating to our common stock (or such other security) on the relevant exchange or quotation system;

•	any event (other than a failure to open or a closure as described below) that disrupts or impairs the ability of market participants during any period or periods aggregating one half-hour or longer in general to effect transactions in, or obtain market values for, our common stock (or any other security into which the Mandatory Convertible Preferred Stock becomes convertible in connection with any reorganization event) on the relevant exchange or quotation system or futures or options contracts relating to our common stock (or such other security) on any relevant exchange or quotation system; or

•	the failure to open of one of the exchanges or quotation systems on which futures or options contracts relating to our common stock (or any other security into which the Mandatory Convertible Preferred Stock becomes convertible in connection with any reorganization event) are traded or the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after-hours or other trading outside the regular trading session hours) unless such earlier closing time is announced by such exchange or quotation system at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such exchange or quotation system for execution at the actual closing time on such day.

For purposes of the first two bullets of the definition of “market disruption event” above, the relevant exchange or quotation system will be the NYSE; provided that if our common stock (or any other security into which the Mandatory Convertible Preferred Stock becomes convertible in connection with any reorganization event) is not listed on the NYSE, such relevant exchange or quotation system will be the principal national securities exchange on which our common stock (or such other security) is listed for trading.

A “scheduled trading day” is any day that is scheduled to be a trading day, except that if our common stock is not listed on a national securities exchange, “scheduled trading day” means a business day.

Dividend Stopper

So long as any share of Mandatory Convertible Preferred Stock remains outstanding:

•	no dividend or distribution shall be declared or paid on our common stock or any other shares of junior stock, except dividends payable solely in shares of our common stock;

•	no dividend or distribution shall be declared or paid on our parity stock, except as provided below; and

•	no common stock, junior stock or parity stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries,

unless all accrued and unpaid dividends for all past dividend periods, including the latest completed dividend period, on all outstanding shares of the Mandatory Convertible Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sufficient sum of cash or number of shares of our common stock for the payment thereof has been set aside for the benefit of the holders of shares of the Mandatory Convertible Preferred Stock on the applicable record date).

The limitations on distributions described in the immediately preceding paragraph will not apply to:

•	redemptions, purchases or other acquisitions of shares of our common stock or other junior stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases of shares in lieu of tax withholding and purchases of shares to offset the share dilution amount (as defined below) pursuant to a publicly announced repurchase plan); provided that any purchases to offset the share dilution amount shall in no event exceed the share dilution amount;

•	any dividends or distributions of rights or junior stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan;

•	the acquisition by us or any of our subsidiaries of record ownership in junior stock or parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians; and

•	the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock (with the same or lesser aggregate liquidation preference) or junior stock and, in each case, the payment of cash solely in lieu of fractional shares.

“Share dilution amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of our consolidated financial statements most recently filed with the SEC prior to the issue date) resulting from the grant, vesting or exercise of equity-based compensation to employees, directors or consultants and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sufficient of cash or number of shares of our common stock for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any dividend payment date (or, in the case of parity stock having dividend payment dates different from such dividend payment dates, on a dividend payment date falling within a dividend period related to such dividend payment date) in full upon the Mandatory Convertible Preferred Stock and any shares of parity stock, all dividends declared on the Mandatory Convertible Preferred Stock and all such parity stock and payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from such dividend payment dates, on a dividend payment date falling within a dividend period related to such dividend payment date) shall be declared and paid pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of the Mandatory Convertible Preferred Stock and all parity stock payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from such dividend payment dates, on a dividend payment date falling within a dividend period related to such dividend payment date) (subject to their having been declared by our board of directors or a duly authorized committee of our board of directors out of lawfully available funds and including, in the case of parity stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If our board of directors or a duly authorized committee of our board of directors determines not to pay any dividend or a full dividend on a dividend payment date, we will provide 10 business days written notice to the holders of the Mandatory Convertible Preferred Stock prior to such dividend payment date.

Subject to the foregoing, dividends (payable in cash, securities or other property) as may be determined by our board of directors or any duly authorized committee of our board of directors may be declared and paid on any securities, including our common stock and other junior stock, from time to time out of any funds lawfully available for such payment, and holders of the Mandatory Convertible Preferred Stock shall not be entitled to participate in any such dividends.

Redemption

The Mandatory Convertible Preferred Stock will not be redeemable.

Conversion Rights

Mandatory Conversion

Each outstanding share of the Mandatory Convertible Preferred Stock will automatically convert on December 15, 2017 (the “mandatory conversion date”) into a number of shares of our common stock equal to the conversion rate described below, unless such share of the Mandatory Convertible Preferred Stock has been converted prior to the mandatory conversion date in the manner described in “—Conversion Rights—Early Conversion at the Option of the Holder” or “—Conversion Rights—Early Conversion at the Option of the Holder Upon a Fundamental Change”; provided that if the mandatory conversion date is not a business day, the mandatory conversion date will be postponed to the following business day and; provided, further, that if the applicable market value (as defined below) is first determinable on a date later than the mandatory conversion date because there are one or more scheduled trading days that are not trading days during the 20 consecutive scheduled trading day period commencing on and including the 22nd scheduled trading day prior to December 15, 2017, the mandatory conversion date will be postponed to such later date.

The conversion rate, which is the number of shares of common stock issuable upon conversion of each share of the Mandatory Convertible Preferred Stock on the applicable conversion date (excluding shares of common stock, if any, issued in respect of accrued and unpaid dividends), will be as follows:

•	if the applicable market value of our common stock is equal to or greater than $31.02, which we refer to as the “threshold appreciation price,” then the conversion rate will be 1.6119 shares of our common stock per share of Mandatory Convertible Preferred Stock (the “minimum conversion rate”), which is equal to $50.00 divided by the threshold appreciation price;

•	if the applicable market value of our common stock is less than the threshold appreciation price but greater than $25.85 (i.e., the initial price), then the conversion rate will be equal to $50.00 divided by the applicable market value of our common stock; or

•	if the applicable market value of our common stock is less than or equal to the initial price, then the conversion rate will be 1.9342 shares of common stock per share of Mandatory Convertible Preferred Stock, which we refer to as the “maximum conversion rate,” which is equal to $50.00 divided by the initial price.

We refer to the minimum conversion rate and the maximum conversion rate collectively as the “fixed conversion rates.”

If prior to the mandatory conversion date we have not declared all or any portion of the accumulated dividends on the Mandatory Convertible Preferred Stock, the conversion rate will be adjusted so that holders receive an additional number of shares of our common stock equal to the amount of such accumulated dividends (the “additional conversion amount”) divided by the greater of the floor price and 97% of average price. To the extent that the additional conversion amount exceeds the product of such number of additional shares and the applicable market value, we will, if we are legally able to do so, declare and pay such excess amount in cash pro rata to the holders of the Mandatory Convertible Preferred Stock.

The “applicable market value” of our common stock is the average VWAP per share of our common stock for the 20 consecutive trading day period commencing on and including the 22nd scheduled trading day prior to December 15, 2017.

The initial price is $25.85. The threshold appreciation price is $31.02, which represents approximately a 20% appreciation over the initial price. Each of the fixed conversion rates, the initial price, the threshold appreciation price and the applicable market value are subject to adjustment as described under “—Conversion Rights—Conversion Rate Adjustments” below.

Based on the foregoing, if the market price of our common stock on the mandatory conversion date (subject to postponement as described above) is the same as the applicable market value, the aggregate market value of the shares of our common stock you receive upon mandatory conversion (other than any shares of our common stock received in connection with any dividend payment) will be:

•	greater than the initial liquidation preference of the Mandatory Convertible Preferred Stock, if the applicable market value is greater than the threshold appreciation price,

•	equal to the initial liquidation preference, if the applicable market value is less than or equal to the threshold appreciation price and greater than or equal to the initial price, and

•	less than the initial liquidation preference, if the applicable market value is less than the initial price.

Early Conversion at the Option of the Holder

Holders of the Mandatory Convertible Preferred Stock will have the right to convert the Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of Mandatory Convertible Preferred Stock), at any time prior to the mandatory conversion date, other than during the fundamental change conversion period (as defined below), into shares of our common stock at the minimum conversion rate of shares of our common stock per share of the Mandatory Convertible Preferred Stock, subject to adjustment as described under “—Conversion Rights—Conversion Rate Adjustments” below.

If, as of the effective date of any early conversion (the “early conversion date”), we have not declared all or any portion of the accumulated dividends for all dividend periods ending on a dividend payment date prior to such early conversion date, the conversion rate will be adjusted so that holders converting their shares of Mandatory Convertible Preferred Stock receive an additional number of shares of our common stock equal to such amount of accumulated and unpaid dividends for such prior dividend periods, divided by the greater of the floor price and the average VWAP per share of our common stock over the 20 consecutive trading day period commencing on and including the 22nd scheduled trading day prior to the early conversion date (the “early conversion average price”). To the extent that the cash amount of the accumulated and unpaid dividends for prior dividend periods exceeds the value of the product of the number of additional shares added to the conversion rate and the early conversion average price, we will not have any obligation to pay the shortfall in cash.

Except as described above, upon any optional conversion of any Mandatory Convertible Preferred Stock, we will make no payment or allowance for unpaid dividends on such Mandatory Convertible Preferred Stock, unless such early conversion date occurs after the record date for a declared dividend and on or prior to the immediately succeeding dividend payment date, in which case such dividend will be paid on such dividend payment date to the holder of record of the converted shares as of such record date, as described under “—Dividends” above.

Early Conversion at the Option of the Holder Upon a Fundamental Change

If a “fundamental change” (as defined below) occurs on or prior to the mandatory conversion date, holders of the Mandatory Convertible Preferred Stock, subject to adjustments described under “—Conversion Rights—Conversion Rate Adjustments” below, will have the right to:

(1) convert their Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of Mandatory Convertible Preferred Stock):

(i) into shares of our common stock at the conversion rate determined using the table below (the “fundamental change conversion rate”); or

(ii) units of exchange property based on the fundamental change conversion rate if the fundamental change also constitutes a reorganization event described under “—Recapitalizations, Reclassifications and Changes of Our Common Stock”;

(2) with respect to such converted shares, receive a fundamental change dividend make-whole amount (as defined below) payable in cash or shares of our common stock; and

(3) with respect to such converted shares, receive the accumulated dividend amount (as defined below) payable in cash or shares of our common stock,

subject, in the case of clauses (2) and (3) above, to certain limitations with respect to the number of shares of our common stock that we will be required to deliver, all as described below in “—Fundamental change dividend make-whole amount and accumulated dividend amount,” such shares of our common stock will be delivered on the third business day following the applicable conversion date.

Notwithstanding clauses (2) and (3) above, if the effective date of a fundamental change or the relevant fundamental change conversion date falls during a dividend period for which we have declared a dividend, we will pay such dividend on the relevant dividend payment date to the holders of record on the immediately preceding record date, as described in “—Dividends,” but the accumulated dividend amount will not include the amount of such dividend, and the fundamental change dividend make-whole amount will not include the present value of such dividend.

To exercise this right, holders must submit their Mandatory Convertible Preferred Stock for conversion at any time during the period (the “fundamental change conversion period”) from, and including, the effective date of such fundamental change (the “effective date”) to, but excluding, the earlier of (x) the mandatory conversion date and (y) the date that is 30 calendar days after the effective date, at the conversion rate specified in the table below (the “fundamental change conversion rate”). Holders of Mandatory Convertible Preferred Stock who do not submit their shares for conversion during the fundamental change conversion period will not be entitled to convert their Mandatory Convertible Preferred Stock at the fundamental change conversion rate or to receive the fundamental change dividend make-whole amount or the accumulated dividend amount.

We will notify holders, to the extent practicable, at least 20 calendar days prior to the anticipated effective date of such fundamental change, but in any event not later than two business days following our becoming aware of the occurrence of a fundamental change (the “fundamental change company notice”). Such fundamental change company notice will state, among other things, whether we have elected to pay all or any portion of accrued and unpaid dividends in shares of our common stock or units of exchange property, as the case may be, and, if so, the portion thereof (as a percentage) that will be paid in shares of our common stock or units of exchange property.

The table below sets forth the fundamental change conversion rate per share of Mandatory Convertible Preferred Stock based on the effective date of the fundamental change and the stock price paid (or deemed paid) per share of our common stock in the fundamental change (as described below).

Effective Date	$5.00	$10.00	$15.00	$20.00	$22.50	$25.85	$27.50	$31.02	$32.50	$35.00	$40.00
15-Dec-2014	1.9186	1.8880	1.8092	1.7225	1.6868	1.6497	1.6358	1.6141	1.6119	1.6119	1.6119
15-Dec-2015	1.9245	1.9147	1.8616	1.7743	1.7316	1.6837	1.6650	1.6353	1.6264	1.6154	1.6119
15-Dec-2016	1.9294	1.9289	1.9139	1.8486	1.7996	1.7336	1.7052	1.6589	1.6452	1.6287	1.6127
15-Dec-2017	1.9342	1.9342	1.9342	1.9342	1.9342	1.9342	1.8182	1.6119	1.6119	1.6119	1.6119

The exact stock price and effective date may not be set forth in the table, in which case:

•	if the stock price is between two stock price amounts in the table or the effective date is between two dates in the table, the fundamental change conversion rate will be determined by straight-line interpolation between the fundamental change conversion rates set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	if the stock price is greater than $40.00 per share (subject to adjustment as described below), then the fundamental change conversion rate will be the minimum conversion rate, subject to adjustment as set forth under “—Conversion Rights—Conversion Rate Adjustments”; and

•	if the stock price is less than $5.00 per share (subject to adjustment as described below) (the “minimum stock price”), then the fundamental change conversion rate will be determined (x) as if the stock price equaled the minimum stock price and (y) if the effective date is between two dates on the table, using straight-line interpolation, as described herein, subject to adjustment.

The “stock price” in the fundamental change will equal:

•	in the case of a fundamental change described in clause (2) below in which the holders of our common stock receive only cash in the fundamental change, the cash amount paid per share of our common stock; and

•	otherwise, the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the effective date of the fundamental change (the “fundamental change market value”).

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the fixed conversion rates of the Mandatory Convertible Preferred Stock are adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the minimum conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the minimum conversion rate as so adjusted. Each of the conversion rates in the table will be subject to adjustment in the same manner as each fixed conversion rate as set forth under “—Conversion Rights—Conversion Rate Adjustments.”

A “fundamental change” will be deemed to have occurred if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our subsidiaries and our or their employee benefit plans, files any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity or we otherwise become aware of such ownership; provided, however, that any such beneficial ownership by Deutsche Telekom AG shall not be a fundamental change pursuant to this clause (1) unless such filing discloses or we otherwise become aware that Deutsche Telekom AG has become the direct or indirect beneficial owner of more than 80.1% of our outstanding common equity (or such other common equity into which our common equity has been reclassified);

(2) the consummation of (A) any recapitalization, reclassification or change of our common stock (other than a change only in par value, from par value to no par value or from no par value to par value, or changes resulting from a subdivision or combination of our common stock) as a result of which our common stock would be converted into, or exchanged for, or represent solely the right to receive, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into, or exchanged for, or represent solely the right to receive, stock, other securities, other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly-owned subsidiaries;

(3) our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4) our common stock (or other exchange property) ceases to be listed or quoted on any of the NYSE, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors).

However, a transaction or transactions described in clause (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders (excluding cash payments for fractional shares or pursuant to appraisal rights) in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the NYSE, The Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors), or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions the Mandatory Convertible Preferred Stock becomes convertible into such consideration, excluding cash payments for fractional shares. For the purposes of this definition of “fundamental change,” any transaction or event that constitutes a fundamental change under both clause (1) and clause (2) above will be deemed to constitute a fundamental change solely under clause (2) of this definition of “fundamental change.”

Fundamental change dividend make-whole amount and accumulated dividend amount

For any shares of Mandatory Convertible Preferred Stock that are converted during the fundamental change conversion period, in addition to the common stock issued upon conversion at the fundamental change conversion rate, we will at our option:

(1) pay you in cash, to the extent we are legally permitted to do so, the present value, computed using a discount rate of 5.50% per annum, of all dividend payments on your Mandatory Convertible Preferred Stock for all the remaining dividend periods (excluding any accumulated and unpaid dividends for all dividend periods ending on or prior to the dividend payment date preceding the effective date of the fundamental change as well as dividends accumulated to the effective date of the fundamental change) from such effective date to but excluding the mandatory conversion date (the “fundamental change dividend make-whole amount”),

(2) increase the number of shares of common stock to be issued on conversion by a number equal to (x) the fundamental change dividend make-whole amount divided by (y) the greater of the floor price and 97% of the stock price, or

(3) pay the fundamental change dividend make whole amount in a combination of cash and shares of our common stock in accordance with the provisions of clauses (1) and (2) above.

In addition, for any shares of Mandatory Convertible Preferred Stock that are converted during the fundamental change conversion period, to the extent that, as of the effective date of the fundamental change, we have not declared any or all of the accumulated dividends on the Mandatory Convertible Preferred Stock as of such effective date (including accumulated and unpaid dividends for all dividend periods ending on or prior to the dividend payment date preceding the effective date of the fundamental change as well as dividends accumulated to the effective date of the fundamental change, the “accumulated dividend amount”), holders who convert Mandatory Convertible Preferred Stock within the fundamental change conversion period will be entitled to receive such accumulated dividend amount upon conversion. The accumulated dividend amount will be payable at our election in either:

•	cash, to the extent we are legally permitted to do so;

•	an additional number shares of our of common stock equal to (x) the accumulated dividend amount divided by (y) the greater of the floor price and 97% of the stock price; or

•	a combination of cash and shares of our common stock.

We will pay the fundamental change dividend make-whole amount and the accumulated dividend amount in cash, except to the extent we elect on or prior to the second business day following the effective date of a fundamental change to make all or any portion of such payments in shares of our common stock. In addition, if we elect to deliver shares of our common stock in respect of all or any portion of the fundamental change dividend make-whole amount or accumulated dividend amount, to the extent that the fundamental change dividend make-whole amount or the accumulated dividend amount or any portion thereof paid in shares of our common stock exceeds the product of the number of additional shares we deliver in respect thereof and 97% of the stock price, we will, if we are legally able to do so, declare and pay such excess amount in cash.

Not later than the second business day following the effective date of a fundamental change (or, if we provide notice to holders of the fundamental change after the effective date of a fundamental change as described above, on the date we give holders notice of the effective date of a fundamental change), we will notify holders of:

•	the fundamental change conversion rate;

•	the fundamental change dividend make-whole amount and whether we will pay such amount in cash, shares of our common stock or a combination thereof, specifying the combination, if applicable; and

•	the accumulated dividend amount as of the effective date of the fundamental change and whether we will pay such amount in cash, shares of our common stock or a combination thereof, specifying the combination, if applicable.

Our obligation to adjust the conversion rate in connection with a fundamental change and pay the fundamental change dividend make-whole amount (whether in cash or shares of our common stock) could possibly be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion Procedures

Any outstanding Mandatory Convertible Preferred Stock will automatically convert into shares of our common stock on the mandatory conversion date (subject to postponement as described above under “—Mandatory Conversion”). The person or persons entitled to receive the shares of our common stock issuable upon conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the applicable conversion date (subject to postponement as described above under “—Mandatory Conversion”). Except as provided in “—Conversion Rate Adjustments”, prior to 5:00 p.m., New York City time, on the applicable conversion date, the shares of our common stock issuable upon conversion of the Mandatory Convertible Preferred Stock will not be outstanding for any purpose and you will have no rights with respect to such shares of common stock, including, without limitation, voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock, by virtue of holding the Mandatory Convertible Preferred Stock.

If you elect to convert your Mandatory Convertible Preferred Stock prior to the mandatory conversion date, in the manner described in “—Early Conversion at the Option of the Holder,” or “—Early Conversion at the Option of the Holder upon a Fundamental Change,” you must observe the following conversion procedures:

•	if the shares of Mandatory Convertible Preferred Stock are in global form, to convert your shares of Mandatory Convertible Preferred Stock you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program; or

•	if your shares of Mandatory Convertible Preferred Stock are held in certificated form, you must comply with certain procedures set forth in the Certificate of Designations establishing the terms of the Mandatory Convertible Preferred Stock.

The conversion date will be the date on which you have satisfied the foregoing requirements. You will not be required to pay any taxes or duties relating to the issuance or delivery of shares of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the shares of common stock in a name other than your own.

Shares of common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by you have been paid in full and will be issued on the later of the third business day immediately succeeding the conversion date and the business day after you have paid in full all applicable taxes and duties, if any.

No fractional shares of our common stock will be issued to holders of shares of the Mandatory Convertible Preferred Stock. In lieu of any fractional shares of common stock otherwise issuable upon conversion (including in connection with a dividend payment), that holder will be entitled to receive an amount in cash (computed to the nearest cent) based on the VWAP per share of our common stock on the trading day immediately preceding the applicable conversion date. If more than one share of the Mandatory Convertible Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Mandatory Convertible Preferred Stock so surrendered.

Conversion Rate Adjustments

Each fixed conversion rate will be adjusted from time to time as follows:

(i) If we issue our common stock as a dividend or distribution to all or substantially all holders of our common stock, or if we effect a subdivision or combination (including, without limitation, a stock split or a reverse stock split) of our common stock, each fixed conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	OS1
OS0

where,

CR0	=	the fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the record date (as defined below) for such dividend or distribution or immediately prior to 9:00 a.m., New York City time, on the effective date for such subdivision or combination, as the case may be;

CR1	=	the fixed conversion rate in effect immediately after 5:00 p.m., New York City time, on such record date or immediately after 9:00 a.m., New York City time, on such effective date, as the case may be;

OS0	=	the number of shares of our common stock outstanding immediately prior to 5:00 p.m., New York City time, on such record date or immediately prior to 9:00 a.m., New York City time, on such effective date, as the case may be (and prior to giving effect to such event); and

OS1	=	the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, subdivision or combination.

Any adjustment made under this clause (i) will become effective immediately after 5:00 p.m., New York City time, on the record date for such dividend or distribution, or immediately after 9:00 a.m., New York City time, on the effective date for such subdivision or combination, as the case may be. If any dividend, distribution, subdivision or combination of the type described in this clause (i) is declared but not so paid or made, each fixed conversion rate will be immediately readjusted, effective as of the earlier of (a) the date our board of directors or a duly authorized committee thereof determines not to pay or make such dividend, distribution, subdivision or combination and (b) the date the dividend or distribution was to be paid or the date the subdivision or combination was to have been effective, to the fixed conversion rate that would then be in effect if such dividend, distribution, subdivision or combination had not been declared.

(ii) If we issue to all or substantially all holders of our common stock any rights (other than pursuant to any stockholder rights plan), options or warrants entitling them for a period expiring 60 days or less from the date of issuance of such rights, options or warrants to subscribe for or purchase shares of our common stock at less than the average VWAP per share of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such issuance, each fixed conversion rate will be increased based on the following formula:

CR1	=	CR0	x	(OS0 + X)
(OS0 + Y)

where,

CR0	=	the fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such issuance;

CR1	=	the fixed conversion rate in effect immediately after 5:00 p.m., New York City time, on such record date;

OS0	=	the number of shares of our common stock outstanding immediately prior to 5:00 p.m., New York City time, on such record date;

X	=	the number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y	=	the aggregate price payable to exercise such rights, options or warrants, divided by the average VWAP per share of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such issuance.

Any increase in the fixed conversion rates made pursuant to this clause (ii) will become effective immediately after 5:00 p.m., New York City time, on the record date for such issuance. To the extent such rights, options or warrants are not exercised prior to their expiration or termination, each fixed conversion rate will be decreased, effective as of the date of such expiration or termination, to the fixed conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, each fixed conversion rate will be decreased, effective as of the earlier of (a) the date our board of directors or a duly authorized committee thereof determines not to issue such rights, options or warrants and (b) the date such rights, options or warrants were to have been issued, to the fixed conversion rate that would then be in effect if such issuance had not been announced.

For purposes of this clause (ii), in determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase shares of our common stock at less than average VWAP per share of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such issuance, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined by our board of directors or a duly authorized committee thereof.

(iii) If we pay a dividend or other distribution to all or substantially all holders of our common stock of shares of our capital stock (other than our common stock), evidences of our indebtedness, our assets or rights to acquire our capital stock, our indebtedness or our assets, excluding:

(a) any dividend, distribution or issuance as to which an adjustment was effected pursuant to clause (i) or (ii) above;

(b) dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (iv) below;

(c) “spin-offs” as to which the provisions set forth below in this clause (iii) apply; and

(d) any dividends or distributions in connection with a reorganization event that is included in exchange property (as described below),

then each fixed conversion rate will be increased based on the following formula:

CR1	=	CR0	x	SP0
(SP0 – FMV)

where,

CR0	=	the fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such dividend or distribution

CR1	=	the fixed conversion rate in effect immediately after 5:00 p.m., New York City time, on such record date;

SP0	=	the average VWAP per share of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the record date for such dividend or distribution; and

FMV	=	the fair market value (as determined in good faith by our board of directors or a duly authorized committee thereof) on the record date for such dividend or distribution of shares of our capital stock (other than our common stock), evidences of our indebtedness, our assets or rights to acquire our capital stock, our indebtedness or our assets, expressed as an amount per share of our common stock.

If our board of directors or a duly authorized committee thereof determines the “FMV” (as defined above) of any dividend or other distribution for purposes of this clause (iii) by referring to the actual or when-issued trading market for any securities, it will in doing so consider the prices in such market over the average VWAP per share of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the record date for such dividend or distribution.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of shares of the Mandatory Convertible Preferred Stock will receive, in respect of each share thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of shares of our capital stock (other than our common stock), evidences of our indebtedness, our assets or rights to acquire our capital stock, our indebtedness or our assets that such holder would have received if such holder owned a number of shares of our common stock equal to the maximum conversion rate in effect immediately prior to the close of business on the record date for such dividend or other distribution.

Any increase made under the portion of this clause (iii) above will become effective immediately after 5:00 p.m., New York City time, on the record date for such dividend or other distribution. If such dividend or other distribution is not so paid or made, each fixed conversion rate will be decreased, effective as of the earlier of (a) the date our board of directors or a duly authorized committee thereof determines not to pay the dividend or other distribution and (b) the date such dividend or distribution was to have been paid, to the fixed conversion rate that would then be in effect if the dividend or other distribution had not been declared.

If the transaction that gives rise to an adjustment pursuant to this clause (iii) is one pursuant to which the payment of a dividend or other distribution on our common stock consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours (i.e., a spin-off) that are, or, when issued, will be, traded on a U.S. national securities exchange or a reasonably comparable non-U.S. equivalent, then each fixed conversion rate will be increased based on the following formula:

CR1	=	CR0	x	(FMV0 + MP0)
(MP0)

where,

CR0	=	the fixed conversion rate in effect at 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the ex-dividend date for such dividend or distribution;

CR1	=	the fixed conversion rate in effect immediately after 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the ex-dividend date for such dividend or distribution;

FMV0	=	the average VWAP per share of such capital stock or similar equity interests distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive trading day period commencing on, and including, the ex- dividend date for such dividend or distribution; and

MP0	=	the average VWAP per share of our common stock over the 10 consecutive trading day period commencing on, and including, the ex-dividend date for such dividend or distribution.

The adjustment to each fixed conversion rate under the immediately preceding paragraph will occur at 5:00 p.m., New York City time, on the 10th consecutive trading day immediately following, and including, the ex-dividend date for such dividend or distribution, but will be given effect as of 9:00 a.m., New York City time, on the date immediately following the record date for such dividend or distribution. Because we will make the adjustments to the fixed conversion rates at the end of the 10 consecutive trading day period with retroactive effect, we will delay the settlement of any conversion of shares of the Mandatory Convertible Preferred Stock if the conversion date occurs after the record date for such dividend or other distribution and prior to the end of such 10 consecutive trading day period. In such event, we will deliver the shares of common stock issuable in respect of such conversion (based on the adjusted fixed conversion rates as described above) on the first business day immediately following the last trading day of such 10 consecutive trading day period.

(iv) If we pay a distribution consisting exclusively of cash to all or substantially all holders of our common stock, each fixed conversion rate will be increased based on the following formula:

CR1	=	CR0	x	SP0
(SP0 – C)

where,

CR0	=	the fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such distribution;

CR1	=	the fixed conversion rate in effect immediately after 5:00 p.m., New York City time, on the record date for such distribution;

SP0	=	the average VWAP per share of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the record date for such distribution;

C	=	an amount of cash per share of our common stock we distribute to holders of our common stock.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of shares of the Mandatory Convertible Preferred Stock will receive, in respect of each share thereof, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the maximum conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such distribution.

Any adjustment to the fixed conversion rates pursuant to this clause (iv) will become effective immediately after 5:00 p.m., New York City time, on the record date for such distribution. If such distribution is not so paid, the fixed conversion rates will be decreased, effective as of the earlier of (a) the date our board of directors or a duly authorized committee thereof determines not to pay such dividend and (b) the date such dividend was to have been paid, to the fixed conversion rates that would then be in effect if such distribution had not been declared.

(v) If we or one or more of our subsidiaries purchases our common stock pursuant to a tender offer or exchange offer (except as provided below) and the cash and value of any other consideration included in the payment per share of our common stock validly tendered or exchanged exceeds the average VWAP per share of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), each fixed conversion rate will be increased based on the following formula:

CR1	=	CR0	x	(FMV + (SP1 x OS1))
(SP1 x OS0)

where,

CR0	=	the fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the trading day next succeeding the expiration date;

CR1	=	the fixed conversion rate in effect immediately after 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the trading day next succeeding the expiration date;

FMV	=	the fair market value (as determined in good faith by our board of directors or a duly authorized committee thereof) as of the expiration date of the aggregate value of all cash and any other consideration paid or payable for shares of our common stock validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased shares”);

OS1	=	the number of shares of our common stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”), less any purchased shares;

OS0	=	the number of shares of our common stock outstanding at the expiration time, including any purchased shares; and

SP1	=	the average VWAP per share of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date.

The adjustment to each fixed conversion rate under the immediately preceding paragraph will occur at 5:00 p.m., New York City time, on the 10th consecutive trading day immediately following, and including, the trading day immediately following the expiration date, but will be given effect as of 9:00 a.m., New York City time, on the expiration date. Because we will make the adjustments to the fixed conversion rates at the end of the 10 consecutive trading day period with retroactive effect, we will delay the settlement of any conversion of shares of the Mandatory Convertible Preferred Stock if the conversion date occurs during such 10 consecutive trading day period. In such event, we will deliver the shares of common stock issuable in respect of such conversion (based on the adjusted fixed conversion rates as described above) on the first business day immediately following the last trading day of such 10 consecutive trading day period.

“Record date” means, for purpose of a conversion rate adjustment, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which our common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or by statute, contract or otherwise).

“Ex-dividend date” means the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question or, if applicable, from the seller of such common stock (in the form of due bills or otherwise) as determined by such exchange or market.

If we have in effect a shareholder rights plan while any shares of the Mandatory Convertible Preferred Stock remain outstanding, holders of shares of the Mandatory Convertible Preferred Stock will receive, upon a conversion of shares of the Mandatory Convertible Preferred Stock, in addition to common stock, rights under our shareholder rights agreement unless, prior to such conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock. If the rights provided for in our rights plan have separated from our common stock in accordance with the provisions of the applicable rights agreement so that holders of shares of the Mandatory Convertible Preferred Stock would not be entitled to receive any rights in respect of our common stock, if any, that we are required to deliver upon conversion of shares of the Mandatory Convertible Preferred Stock, each fixed conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock, capital stock (other than our common stock), evidences of our indebtedness, our assets or rights to acquire our capital stock, our indebtedness or our assets pursuant to paragraph (iii) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights. A distribution of rights pursuant to a rights plan will not trigger a conversion rate adjustment pursuant to paragraphs (ii) or (iii) above. We currently do have a rights plan in effect. See “Description of Common Stock—Rights Plan.”

Notwithstanding the foregoing, no adjustment to the fixed conversion rates need be made if holders of shares of the Mandatory Convertible Preferred Stock participate in the transaction that would otherwise require an adjustment (other than in the case of a share split or share combination), at the same time, upon the same terms and otherwise on the same basis as holders of our common stock and solely as a result of holding shares of the Mandatory Convertible Preferred Stock, as if such holders held a number of shares of our common stock equal to the maximum conversion rate as of the record date for such transaction, multiplied by the number of shares of the Mandatory Convertible Preferred Stock held by such holders.

The fixed conversion rates will not be adjusted except as provided above. Without limiting the foregoing, the fixed conversion rates will not be adjusted for:

•	the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in our common stock under any plan;

•	the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of ours or any of our subsidiaries;

•	the issuance of any shares of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the issue date;

•	a change solely in the par value of our common stock;

•	stock repurchases that are not tender offers, including structured or derivative transactions;

•	as a result of a tender offer solely to holders of fewer than 100 shares of our common stock;

•	a third-party tender or exchange offer; or

•	the payment of dividends on the Mandatory Convertible Preferred Stock, whether in cash or in shares of our common stock.

All required calculations will be made to the nearest cent or 1/10,000th of a share.

For U.S. federal income tax purposes, adjustments to the fixed conversion rates, or failure to make certain adjustments, that have the effect of increasing the beneficial owners’ proportionate interests in our assets or earnings and profits, may result in a taxable deemed distribution to the beneficial owners of Mandatory Convertible Preferred Stock. For example, an increase in the fixed conversion rates to reflect a taxable dividend to holders of our common stock will generally give rise to a taxable constructive dividend to the beneficial owners of Mandatory Convertible Preferred Stock to the extent made out of our current and accumulated earnings and profits. In the case of a non-U.S. Holder (as defined in “Certain U.S. Federal Income Tax Consequences”), if we pay withholding taxes on behalf of such Non-U.S. holder as a result of an adjustment to the fixed conversion rates, we, or an applicable withholding agent, will withhold the U.S. federal tax on any such dividend from any cash, common stock, or sales proceeds otherwise payable to a non-U.S. Holder. See “Certain U.S. Federal Income Tax Consequences.”

In addition, we may make such increases in each fixed conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of our shares (or issuance of rights or warrants to acquire our shares) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion rate.

We will be required, as soon as practicable after the conversion rate is adjusted, to provide or cause to be provided written notice of the adjustment to the holders of shares of Mandatory Convertible Preferred Stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth each revised fixed conversion rate.

If an adjustment is made to the fixed conversion rates, an inversely proportional adjustment also will be made (x) to the threshold appreciation price and the initial price solely for the purposes of determining which clause of the definition of the conversion rate will apply on the conversion date and (y) to the floor price. Because (a) the applicable market value is an average VWAP per share of our common stock over a 20 consecutive trading day period and (b) the fundamental change market value is an average VWAP per share of our common stock over a five consecutive trading day period, we will make appropriate adjustments to the VWAP per share used to calculate the applicable market value or the fundamental change market value, as the case may be, to account for any adjustments to the fixed conversion rates that become effective during the period in which the applicable market value or the fundamental change market value, as the case may be, is being calculated.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the event of:

•	any recapitalization, reclassification or change of our common stock (other than changes only in par value or resulting from a subdivision or combination);

•	any consolidation or merger of us with or into another person or any statutory exchange or binding share exchange; or

•	any sale, transfer, lease or conveyance to another person of all or substantially all the property and assets of us and our subsidiaries;

in each case, as a result of which the shares of our common stock are exchanged for, or converted into, other securities, property or assets (including cash or any combination thereof) (any such event, a “reorganization event”), then, at the effective time of such reorganization event, each share of the Mandatory Convertible Preferred Stock outstanding immediately prior to such reorganization event will, without the consent of the holders of the Mandatory Convertible Preferred Stock, become convertible into the kind and amount of such other securities, property or assets (including cash or any combination thereof) that holders of our common stock received in such reorganization event (the “exchange property”), and, at the effective time of such reorganization event, we will amend the Certificate of Designations to provide for such change in the convertibility of the Mandatory Convertible Preferred Stock; provided that if the kind and amount of exchange property receivable upon such reorganization event is not the same for each share of our common stock held immediately prior to such reorganization event by a person, then the exchange property receivable upon such reorganization event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make an election with respect to the kind and amount of exchange property so receivable (or of all such holders if none makes an election). The conversion rate then in effect will be applied on the applicable conversion date to the amount of such exchange property received per share of our common stock in the reorganization event (a “unit of exchange property”), as determined in accordance with this section. For the purpose of determining which bullet of the definition of conversion rate will apply on the mandatory conversion date (subject to postponement as described above under “—Mandatory Conversion”) and for the purpose of calculating the conversion rate if the second bullet in the definition thereof is applicable, the value of a unit of exchange property will be determined in good faith by our board of directors or a duly authorized committee thereof, except that if a unit of exchange property includes common stock or ADRs that are traded on a U.S. national securities exchange, the value of such common stock or ADRs will be the average VWAP for a share of such common stock or a single ADR, as the case may be, for the 20 consecutive trading day period commencing on and including the 22nd scheduled trading day prior to the mandatory conversion date (subject to postponement as described above under “—Mandatory Conversion”) (or for the purpose of determining the stock price on a fundamental change conversion date, the value of such common stock or ADRs will be the average VWAP for a share of such common stock or a single ADR, as the case may be, for the five consecutive trading day period ending on, and including, the trading day immediately preceding the effective date). For the purpose of paying accrued and unpaid dividends in units of exchange property as contemplated under “—Method of Payment of Dividends,” the value of a unit of exchange property will equal 97% of the value determined pursuant to the immediately preceding sentence.

The above provisions of this section will similarly apply to successive reorganization events and the “—Conversion Rights—Conversion Rate Adjustments” section will apply to any shares of our capital stock (or of any successor) received by the holders of our common stock in any such reorganization event.

The amendment to the Certificate of Designations providing that the Mandatory Convertible Preferred Stock will be convertible into exchange property will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under “—Conversion Rate Adjustments” above. We will agree in the Certificate of Designations for the Mandatory Convertible Preferred Stock not to become a party to any such transaction unless its terms are consistent with the foregoing.

We (or any successor of us) will, as soon as reasonably practicable (but in any event within five business days) after the occurrence of any reorganization event, provide written notice to the holders of the Mandatory Convertible Preferred Stock of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitute the exchange property. Failure to deliver such notice will not affect the operation of this section.

Liquidation Preference

In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, each holder of shares of the Mandatory Convertible Preferred Stock will be entitled to receive out of our assets available for distribution to our stockholders, subject to rights of our creditors, before any payment or distribution is made to holders of junior stock (including our common stock), payment in full of the amount of $50.00 per share of the Mandatory Convertible Preferred Stock, plus an amount equal to any accrued and unpaid dividends, whether or not declared, on such shares to (but not including) the date fixed for liquidation, dissolution or winding-up. If in any such distribution our assets or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of the Mandatory Convertible Preferred Stock and any other stock ranking equally with the Mandatory Convertible Preferred Stock as to such distribution, the holders of shares of the Mandatory Convertible Preferred Stock and such other stock will share ratably in any such distribution in proportion to the full accrued and unpaid respective distributions to which they are entitled. After payment of the full amount of the liquidation preference, including an amount equal to any accrued and unpaid dividends, to which they are entitled, the holders of the Mandatory Convertible Preferred Stock will have no right or claim to any of our remaining assets.

Neither the sale, lease or exchange (for cash, securities or other property) of all or substantially all our assets, nor our merger or consolidation with any other corporation or other entity, will be deemed to be a liquidation, dissolution or winding-up of our company.

The Certificate of Designations will not contain any provision requiring funds to be set aside to protect the liquidation preference of the Mandatory Convertible Preferred Stock even though it is substantially in excess of the par value thereof.

Voting Rights

The holders of shares of the Mandatory Convertible Preferred Stock will have no voting rights in respect of such shares except as set forth below or as otherwise required by law or our Certificate of Incorporation from time to time. In matters where holders of the Mandatory Convertible Preferred Stock are entitled to vote, each share of the Mandatory Convertible Preferred Stock shall be entitled to one vote.

Preferred Directors

Whenever, at any time or times, dividends payable on the shares of the Mandatory Convertible Preferred Stock have not been paid for an aggregate of six or more dividend periods, whether or not consecutive (an “event of non-payment”), the holders of the Mandatory Convertible Preferred Stock will have the right, with holders of shares of any one or more other classes or series of outstanding parity stock upon which like voting rights have been conferred and are exercisable at the time, voting together as a class (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to elect two directors (together, the “preferred directors” and each, a “preferred director”) at the next annual meeting or special meeting of our stockholders and at each subsequent annual meeting or special meeting of our stockholders until all accrued and unpaid dividends have been paid in full or fully set aside for payment on the Mandatory Convertible Preferred Stock, at which time such right will terminate, except as otherwise provided in this prospectus supplement or expressly provided by law, subject to re-vesting in the event of each and every event of non-payment; provided that it will be a qualification for election for any preferred director that the election of such preferred director will not cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies, including that we have a majority of independent directors.

Upon any termination of the right set forth in the immediately preceding paragraph, the preferred directors will cease to be qualified as directors, the term of office of all preferred directors then in office will terminate immediately, and the authorized number of directors will be reduced by the number of preferred directors elected as described above.

Any preferred director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only at a meeting of our stockholders at which this is a permitted action by the affirmative vote of the holders of a majority in voting power of the shares of the Mandatory Convertible Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of parity stock upon which like voting rights have been conferred and are exercisable at the time (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the extent the voting rights of such holders described above are then exercisable. If the office of any preferred director becomes vacant for any reason other than removal from office as described above, the remaining preferred director may choose a successor who will hold office for the unexpired term in respect of which such vacancy occurred.

At any time after the right of the holders of the Mandatory Convertible Preferred Stock to elect directors has become vested and is continuing but a meeting of our stockholders to elect such directors has not yet been held, or if a vacancy shall exist in the office of any such preferred director that has not been filled by the remaining preferred director, our board of directors may, but shall not be required to, call a special meeting of the holders of the Mandatory Convertible Preferred Stock and any one or more classes or series of outstanding parity stock upon which like voting rights have been conferred and are exercisable at the time, for the purpose of electing the directors that such holders are entitled to elect; provided that in the event our board of directors does not call such special meeting, such election will be held at the next annual meeting. At any such meeting held for the purpose of electing such a director (whether at an annual meeting or special meeting), the presence in person or by proxy of the holders of shares representing at least a majority of the voting power of the Mandatory Convertible Preferred Stock and any parity stock having similar voting rights shall be required to constitute a quorum of the Mandatory Convertible Preferred Stock and any parity stock having similar voting rights. The affirmative vote of the holders of the Mandatory Convertible Preferred Stock and any parity stock having similar voting rights constituting a majority of the voting power of such shares present at such meeting, in person or by proxy, shall be sufficient to elect any such director.

When a Supermajority Vote is Required

In addition to any other vote or consent of stockholders required by law or our Certificate of Incorporation, the affirmative vote or consent of the holders of at least two-thirds in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and all other parity stock having similar voting rights that are exercisable at the time (subject to the last paragraph of this section “—When a Supermajority Vote is Required”), voting as a single class (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for such purpose, or by written consent in lieu of such meeting, will be required to:

•	amend or alter our Certificate of Incorporation or the Certificate of Designations to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to the Mandatory Convertible Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on our liquidation, dissolution or winding-up;

•	amend, alter or repeal any provision of our Certificate of Incorporation or Certificate of Designations (including, unless no vote on such merger or consolidation is required in accordance with the following bullet, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock; or

•	consummate a binding share exchange, a reclassification involving the Mandatory Convertible Preferred Stock, or a merger or consolidation of us with another corporation or other entity, unless in each case (x) the Mandatory Convertible Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) the Mandatory Convertible Preferred Stock remaining outstanding or such new preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Mandatory Convertible Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to pre-emptive or similar rights or otherwise, of any series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock (including the Mandatory Convertible Preferred Stock), ranking equally with and/or junior to the Mandatory Convertible Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon our liquidation, dissolution or winding-up, shall not be deemed to adversely affect the rights, preferences or voting powers, and shall not require the affirmative vote or consent of, the holders of the shares of the Mandatory Convertible Preferred Stock.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified above would adversely affect one or more but not all series of parity stock (including the Mandatory Convertible Preferred Stock for this purpose), then only the one or more series of parity stock adversely affected and entitled to vote, rather than all series of parity stock, shall vote as a class.

Reservation of Common Stock

We will at all times reserve and keep available out of the authorized and unissued shares of common stock, solely for issuance, the full number of shares of common stock issuable upon payment of accrued and unpaid dividends and upon conversion of the Mandatory Convertible Preferred Stock at the maximum conversion rate then in effect.

Listing

We intend to apply to list the Mandatory Convertible Preferred Stock on the NYSE, and, if approved, we expect trading on the NYSE to begin within 30 days of the initial issuance of the Mandatory Convertible Preferred Stock. Upon listing, we have agreed to use our reasonable best efforts to keep the Mandatory Convertible Preferred Stock listed on the NYSE. Listing the Mandatory Convertible Preferred Stock on the NYSE does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their shares of the Mandatory Convertible Preferred Stock.

Transfer Agent, Registrar and Conversion and Dividend Disbursing Agent

American Stock Transfer & Trust Company, LLC will serve as transfer agent, registrar and conversion and dividend disbursing agent for the Mandatory Convertible Preferred Stock.

Book-Entry, Delivery and Form

The Mandatory Convertible Preferred Stock will be issued in global form. DTC or its nominee will be the sole registered holder of the Mandatory Convertible Preferred Stock. Ownership of beneficial interests in the Mandatory Convertible Preferred Stock in global form will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through such participants. Ownership of beneficial interests in the Mandatory Convertible Preferred Stock in global form will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a global certificate representing the Mandatory Convertible Preferred Stock, DTC or such nominee, as the case may be, will be considered the sole holder of the Mandatory Convertible Preferred Stock represented by such global certificate for all purposes under the certificate of designation. No beneficial owner of an interest in the Mandatory Convertible Preferred Stock in global form will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under the certificate of designation.

Payments of dividends on the global certificate representing the Mandatory Convertible Preferred Stock will be made to DTC or its nominee, as the case may be, as the registered holder thereof. None of T-Mobile US, Inc., the transfer agent, registrar, conversion or dividend disbursing agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate representing the Mandatory Convertible Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of dividends in respect of a global certificate representing the Mandatory Convertible Preferred Stock, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global certificate representing the Mandatory Convertible Preferred Stock as shown on the records of DTC or its nominee, as the case may be. We also expect that payments by participants to owners of beneficial interests in such global certificate representing the Mandatory Convertible Preferred Stock held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We understand that DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include:

•	securities brokers and dealers;

•	banks and trust companies; and

•	clearing corporations and certain other organizations.

Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants).

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of T-Mobile US, Inc., the transfer agent, registrar, conversion or dividend disbursing agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the Mandatory Convertible Preferred Stock in global form and a successor depositary is not appointed by us within 90 days, we will issue certificated shares in exchange for the global securities. Holders of an interest in the Mandatory Convertible Preferred Stock in global form may receive certificated shares, at our option, in accordance with the rules and procedures of DTC in addition to those provided for under the certificate of designation. Beneficial interests in Mandatory Convertible Preferred Stock in global form held by any direct or indirect participant may also be exchanged for certificated shares upon request to DTC by such direct participant (for itself or on behalf of an indirect participant), to the transfer agent in accordance with their respective customary procedures.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

DESCRIPTION OF COMMON STOCK

The authorized capital stock of T-Mobile US, Inc. consists of 1,000,000,000 shares of common stock, par value $0.00001 per share, and 100,000,000 shares of preferred stock, par value $0.00001 per share.

The following describes certain general terms and provisions of our common stock based on our Certificate of Incorporation and Bylaws that are presently in effect, the Stockholder’s Agreement, dated April 30, 2013, between us and Deutsche Telekom (the “Stockholder’s Agreement”), and the Rights Agreement, dated as of March 29, 2007, as amended, that we have entered into with American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Plan”). This description is a summary only. We encourage you to read the complete text of such documents, which are incorporated by reference herein.

The information appearing under this caption “Description of Common Stock” supplements and, to the extent inconsistent, replaces the information appearing in the accompanying prospectus under the caption “Description of Capital Stock”. For a general description of certain terms and provisions of our preferred stock, see “Description of Mandatory Convertible Preferred Stock” in this prospectus supplement and “Description of Capital Stock—Preferred Stock” in the accompanying prospectus.

Common Stock

Holders of our common stock have the right to vote on every matter submitted to a vote of our stockholders other than any matter on which only the holders of preferred stock are entitled to vote separately as a class. There are no cumulative voting rights. Accordingly, holders of a majority of shares entitled to vote in an election of directors are able to elect all of the directors standing for election.

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock will share equally on a per share basis any dividends when, as and if declared by our board of directors out of funds legally available for that purpose. If we are liquidated, dissolved or wound up, the holders of our common stock will be entitled to a ratable share of any distribution to stockholders, after satisfaction of all of our liabilities and of the prior rights of any outstanding class of preferred stock. Our common stock carries no preemptive or other subscription rights to purchase shares of our common stock and is not convertible, assessable or entitled to the benefits of any sinking fund.

Redemption

Pursuant to our Certificate of Incorporation, if a holder of our common stock acquires additional shares of our common stock or otherwise is attributed with ownership of such shares that would cause us to violate FCC rules, we may, at the option of the board of directors, redeem from the holder or holders causing the violation of the FCC’s rules shares of our common stock sufficient to eliminate the violation.

The redemption price will be a price mutually determined by us and our stockholders, but if no agreement can be reached, the redemption price will be either:

•	75% of the fair market value of our common stock being redeemed, if the holder caused the FCC violation; or

•	100% of the fair market value of our common stock being redeemed, if the FCC violation was not caused by the holder.

The foregoing redemption rights do not apply to any shares of our common stock or preferred stock beneficially owned by Deutsche Telekom or any of its subsidiaries. If any waivers or approvals are required from the FCC in order for Deutsche Telekom or any of its subsidiaries to acquire or hold any shares of our common stock or preferred stock, Deutsche Telekom and any of its subsidiaries shall cooperate to secure such waivers or approvals and abide by any conditions related to such waivers or approvals.

Rights Plan

We adopted a Rights Plan in March 2007, which we amended in October 2012. For purposes of the Rights Plan, the board of directors has designated 1,000,000 shares of preferred stock to constitute the series A junior participating preferred stock, par value $0.00001 per share, or Series A Preferred Stock. Under the Rights Plan, each share of our common stock includes one right to purchase one one-thousandth of a share of Series A Preferred Stock. The rights will separate from our common stock and become exercisable (1) ten calendar days after public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% of our outstanding common stock or (2) ten business days following the start of a tender offer or exchange offer that would result in a person’s acquiring beneficial ownership of 15% of our outstanding common stock. A 15% beneficial owner is referred to as an “acquiring person” under the Rights Plan.

The board of directors can elect to delay the separation of the rights from our common stock beyond the ten-day periods referred to above. The Rights Plan also confers on the board of directors the discretion to increase or decrease the level of ownership that causes a person to become an acquiring person. Until the rights are separately distributed, the rights will not be evidenced by separate certificates and will be transferred with and only with our common stock certificates.

After the rights are separately distributed, each right will entitle the holder to purchase from us one one-thousandth of a share of Series A Preferred Stock for a purchase price of $66.67. The rights will expire at the close of business on March 27, 2017, unless we redeem or exchange them earlier as described below.

If a person becomes an acquiring person, the rights will become rights to purchase shares of our common stock for one-half the current market price, as defined in the rights agreement, of our common stock. This occurrence is referred to as a “flip-in event” under the plan. After any flip-in event, all rights that are beneficially owned by an acquiring person, or by certain related parties, will be null and void. The board of directors will have the power to decide that a particular tender or exchange offer for all outstanding shares of our common stock is fair to and otherwise in the best interests of our stockholders. If the board of directors makes this determination, the purchase of shares under the offer will not be a flip-in event.

If, after there is an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of its assets, earning power or cash flow are sold or transferred, each holder of a right will have the right to purchase shares of the common stock of the acquiring company at a price of one-half the current market price of that stock. This occurrence is referred to as a “flip-over event” under the plan. An acquiring person will not be entitled to exercise its rights, which will have become void.

Until ten days after the announcement that a person has become an acquiring person, the board of directors may decide to redeem the rights at a price of $0.001 per right, payable in cash, shares of our common stock or other consideration. The rights will not be exercisable after a flip-in event until the rights are no longer redeemable.

At any time after a flip-in event and prior to either a person’s becoming the beneficial owner of 50% or more of the shares of our common stock or a flip-over event, the board of directors may decide to exchange the rights for shares of our common stock on a one-for-one basis. Rights owned by an acquiring person that will have become void, will not be exchanged.

Other than provisions relating to the redemption price of the rights, the Rights Plan may be amended by the board of directors at any time that the rights are redeemable. Thereafter, the provisions of the Rights Plan other than the redemption price may be amended by the board of directors to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of rights (excluding the interests of any acquiring person), or to shorten or lengthen any time period under the Rights Plan. No amendment to lengthen the time period for redemption may be made if the rights are not redeemable at that time.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of the board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us even if the acquisition may be favorable to the interests of our stockholders. Because the board of directors can redeem the rights or approve a tender or exchange offer, the rights should not interfere with a merger or other business combination approved by the board of directors.

Anti-takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Delaware law

We are a Delaware corporation and are subject to Delaware law, which generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time that the person became an interested stockholder, unless:

•	before such time the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and by certain employee stock plans; or

•	at or after such time the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.

A “business combination” generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person:

•	who, together with affiliates and associates, owns 15% or more of the corporation’s outstanding voting stock; or

•	who is an affiliate or associate of the corporation and, together with his or her affiliates and associates, has owned 15% or more of the corporation’s outstanding voting stock within three years.

The provisions of Delaware law described above along with our Certificate of Incorporation would make more difficult or discourage a proxy contest or acquisition of control by a holder of a substantial block of our common stock or the removal of the incumbent board of directors. Such provisions could also have the effect of discouraging an outsider from making a tender offer or otherwise attempting to obtain control of our Company, even though such an attempt might be beneficial to us and our stockholders.

Our Certificate of Incorporation and Bylaws

The following provisions of our Certificate of Incorporation and Bylaws could be deemed to have an anti-takeover effect and could delay, defer or prevent a takeover attempt that a stockholder might consider to be in the stockholders’ best interests.

•	Advance notice of director nominations and matters to be acted upon at meetings. Our Bylaws contain advance notice requirements for nominations for directors to our board of directors and for proposing matters that can be acted upon by stockholders at stockholder meetings.

•	Amendment to Bylaws. Our Certificate of Incorporation provides that our Bylaws may be amended upon the affirmative vote of the holders of shares having a majority of our voting power. Our Certificate of Incorporation also provides that our board of directors is authorized to make, alter or repeal our Bylaws without further stockholder approval.

•	Special meeting of stockholders. Our Certificate of Incorporation provides that a special meeting of our stockholders (i) may be called by the chairman of the board or our chief executive officer and (ii) must be called by our secretary at the request of (a) a majority of our board of directors or (b) as long as Deutsche Telekom beneficially owns 25% or more of the outstanding shares of our common stock, the holders of not less than 33- 1⁄3% of the voting power of all of the outstanding voting stock of our Company entitled to vote generally for the election of directors.

•	Board representation. Our Certificate of Incorporation (as well as the Stockholder’s Agreement described below) provides that Deutsche Telekom generally has the right to designate a number of Deutsche Telekom designees to our board of directors and any committees thereof equal to the percentage of our common stock beneficially owned by Deutsche Telekom multiplied by the number of directors on our board of directors (or the number of members of any committee thereof), in each case, rounded to the nearest whole number. These rights will remain in effect as long as Deutsche Telekom beneficially owns 10% or more of the outstanding shares of our common stock. Our Certificate of Incorporation provides that all of the directors of our board of directors are of one class and are elected annually.

•	Special approval rights. Our Certificate of Incorporation provides Deutsche Telekom with the same approval rights as are set forth in the Stockholder’s Agreement with respect to our ability to take certain actions (including, without limitation, changing the size of our board of directors or dispositions in excess of $1,000,000,000, or hiring or terminating without cause our chief executive officer) without Deutsche Telekom’s prior written consent as long as Deutsche Telekom beneficially owns 30% or more of the outstanding shares of our common stock.

•	Authorized but unissued shares. The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, such as for additional public offerings, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or otherwise.

•	Cumulative voting. Our Certificate of Incorporation does not permit cumulative voting in the election of directors. Instead, any election of directors will be decided by a plurality of the votes cast (in person or by proxy) by holders of our common stock.

Stockholder’s Agreement

Pursuant to the Stockholder’s Agreement, Deutsche Telekom has the right to designate a number of individuals to be nominees for election to our board of directors equal to the percentage of our common stock beneficially owned by Deutsche Telekom multiplied by the number of directors on our board rounded to the nearest whole number. In addition, we have agreed to include as members of each committee of our board of directors the number of Deutsche Telekom director designees equal to the percentage of common stock beneficially owned by Deutsche Telekom multiplied by the number of members of such committee, except to the extent that such membership would violate applicable law or stock exchange rules; provided that no committee may consist solely of directors designated by Deutsche Telekom. These rights will remain in effect as long as Deutsche Telekom beneficially owns 10% or more of the outstanding shares of our common stock. We and Deutsche Telekom have also each agreed to use our reasonable best efforts to cause at least three members of the board of directors to be considered “independent” under the rules of the SEC and under applicable listing standards.

In addition, pursuant to the Stockholder’s Agreement, as long as Deutsche Telekom beneficially owns 30% or more of the outstanding shares of our common stock, we will not take certain actions without Deutsche Telekom’s prior written consent, including (a) incurring indebtedness above certain levels based on a specified debt to cash flow ratio, (b) taking any action that would cause a default under any instrument evidencing indebtedness of Deutsche Telekom or its affiliates, (c) acquiring or disposing of assets or entering into mergers or similar acquisitions in excess of $1,000,000,000, (d) changing the size of our board of directors, (e) issuing equity of 10% or more of the then outstanding number of shares of our common stock or to redeem debt held by Deutsche Telekom, (f) except as required by our organizational documents, repurchasing or redeeming equity securities or making any extraordinary or in-kind dividend other than on a pro rata basis or (g) making certain changes involving our chief executive officer. In addition, we have agreed not to amend our Certificate of Incorporation and Bylaws in any manner that could adversely affect Deutsche Telekom’s rights under the Stockholder’s Agreement as long Deutsche Telekom beneficially owns 5% or more of the outstanding shares of our common stock.

During the term of the Stockholder’s Agreement, Deutsche Telekom is not permitted to, and is required to cause the Deutsche Telekom designees then serving as directors on our board not to, support, enter into or vote in favor of any transaction between, or involving both (A) the Company and (B) Deutsche Telekom or an affiliate of Deutsche Telekom, unless such transaction is approved by a majority of the directors on the combined company’s board, which majority includes a majority of the disinterested directors.

Pursuant to the Stockholder’s Agreement, Deutsche Telekom and its affiliates are prohibited from acquiring more than 80.1% of the outstanding shares of our common stock unless it makes an offer to acquire all of the then remaining outstanding shares of common stock at the same price and on the same terms and conditions as the proposed acquisition from all other stockholders of the Company, which is approved or accepted by disinterested directors or stockholders. Deutsche Telekom is also prohibited from publicly transferring any shares of our common stock during the 18-month period after the closing of the transactions contemplated by the Business Combination Agreement, subject to certain exceptions. Deutsche Telekom is also prohibited from transferring any shares of common stock in any other transaction that would result in the transferee owning more than 30% of the outstanding shares of common stock unless such transferee offers to acquire all of the then outstanding shares of common stock at the same price and on the same terms and conditions as the proposed transfer. The Stockholder’s Agreement also restricts Deutsche Telekom’s ability to compete with us in the United States, Puerto Rico and the territories and protectorates of the United States during the period beginning on April 30, 2013 and ending on the date that is two years after the date on which Deutsche Telekom beneficially owns less than 10% of the outstanding shares of our common stock.

Subject to specified limitations, Deutsche Telekom has the right to request that we file, from time to time, a registration statement or prospectus supplement to a registration statement for the resale of shares of our common stock and debt securities beneficially owned by Deutsche Telekom and acquired in connection with the Business Combination Transaction or in the future after the expiration of the lock-up described. In addition, Deutsche Telekom has piggyback registration rights with respect to any offering initiated by the Company. Any transferee of Deutsche Telekom who acquires at least 5% of either the registrable equity securities or the registrable debt securities pursuant to a transaction that is not registered under the Securities Act will be entitled to enjoy the same registration rights as Deutsche Telekom as long as the registrable securities held by such transferee may not be sold or disposed of pursuant to Rule 144 under the Securities Act without volume limitations.

Limitations on Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation and Bylaws:

•	eliminate the personal liability of directors for monetary damages resulting from breaches of fiduciary duty to the extent permitted by Delaware law, except (i) for any breach of a director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit; and

•	indemnify directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary.

We believe that these provisions are necessary to attract and retain qualified directors and officers. We have also entered into separate indemnification agreements with each of our directors and officers under which we have agreed to indemnify, and to advance expenses to, each director and officer to the fullest extent permitted by applicable law with respect to liabilities they may incur in their capacities as directors and officers.

Director Removal

Our Certificate of Incorporation provides that, subject to certain rights of the holders of any preferred stock, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of our capital stock entitled to elect such director, voting separately as a class, at a duly organized meeting of stockholders or by written consent. However, no director designated by Deutsche Telekom may be removed without the prior written consent of Deutsche Telekom.

Stockholder Action by Written Consent

Our Certificate of Incorporation provides that, as long as Deutsche Telekom beneficially owns 25% or more of the outstanding shares of our common stock, any action required or permitted to be taken at any annual or special meeting of our stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Governing Law; Forum for Adjudication of Disputes

Our Certificate of Incorporation provides that our Certificate of Incorporation and the internal affairs of our Company shall be governed by and interpreted under the laws of the State of Delaware. In addition, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action brought on behalf of our Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of our Company to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”), our Certificate of Incorporation or Bylaws, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine.

Corporate Opportunities

Our Certificate of Incorporation provides, as permitted by the DGCL, that our non-employee directors have no obligation to offer us a corporate opportunity to participate in business opportunities presented to them or their respective affiliates even if the opportunity is one that we might reasonably have pursued, unless such corporate opportunity is offered to such director in his or her capacity as a director of our Company. Stockholders will be deemed to have notice of and consented to this provision of our Certificate of Incorporation.

Listing of Common Stock

Our common stock is listed on the New York Stock Exchange under the symbol “TMUS.”

Transfer Agent and Registrar

Our transfer agent and registrar is American Stock Transfer & Trust Company, LLC.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes certain U.S. federal income tax consequences associated with the purchase, ownership and disposition of our Mandatory Convertible Preferred Stock and common stock into which such Mandatory Convertible Preferred Stock may be converted by U.S. Holders (as defined below) and non-U.S. Holders (as defined below). Except where noted, this discussion deals only with shares of our Mandatory Convertible Preferred Stock or common stock acquired upon conversion thereof that are held as capital assets (generally, property held for investment) by holders who acquire our Mandatory Convertible Preferred Stock in this offering at the initial offering price and does not address special situations, such as those of:

•	dealers in securities or currencies;

•	banks and other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities;

•	insurance companies;

•	persons holding our Mandatory Convertible Preferred Stock or common stock as a part of a hedging, integrated or conversion transaction or a straddle;

•	partnerships or other pass-through entities (or investors therein);

•	U.S. Holders whose “functional currency” is not the U.S. dollar;

•	controlled foreign corporations;

•	United States expatriates;

•	passive foreign investment companies;

•	non-U.S. trusts or estates with U.S. beneficiaries;

•	U.S. Holders who hold Mandatory Convertible Preferred Stock or common stock through non-U.S. brokers or other non-U.S. intermediaries;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, actually or constructively, more than 5% of our Mandatory Convertible Preferred Stock or common stock; or

•	persons liable for alternative minimum tax.

This discussion does not address any U.S. federal tax consequences other than U.S. federal income tax consequences (such as estate or gift taxes) or any tax consequences arising under the laws of any state, local or foreign jurisdiction. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations promulgated thereunder (the “Treasury Regulations”), and administrative and judicial interpretations thereof, all as of the date hereof, and any of such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those described below.

A “U.S. Holder” of our Mandatory Convertible Preferred Stock or common stock means a beneficial owner of our Mandatory Convertible Preferred Stock or common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “non-U.S. Holder” of our Mandatory Convertible Preferred Stock or common stock means a beneficial owner of our Mandatory Convertible Preferred Stock or common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Mandatory Convertible Preferred Stock or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership considering an investment in our Mandatory Convertible Preferred Stock, we urge you to consult your own tax advisor as to the particular U.S. federal income tax consequences of acquiring, owning and disposing of our Mandatory Convertible Preferred Stock or common stock.

We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following discussion, and we cannot assure you that the IRS or the courts will agree with the tax consequences described herein. A different treatment from that described below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in our Mandatory Convertible Preferred Stock or common stock.

If you are considering the purchase of our Mandatory Convertible Preferred Stock or common stock, we urge you to consult your own tax advisor concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our Mandatory Convertible Preferred Stock and common stock, as well as any consequences to you arising under other U.S. federal tax laws or under the laws of any other taxing jurisdiction.

Taxation of U.S. Holders

Distributions Generally. Distributions of cash or property that we pay in respect of our Mandatory Convertible Preferred Stock or common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in gross income by a U.S. Holder upon receipt. Any such dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate U.S. Holder that meets the holding period and other requirements for the dividends received deduction. Dividends paid to non-corporate U.S. Holders (including individuals) are eligible for U.S. federal income taxation at the rates generally applicable to long-term capital gains for non-corporate U.S. Holders (at a maximum tax rate of 20%), provided that the U.S. Holder receiving the dividend satisfies the applicable holding period and other requirements. To the extent any distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in our Mandatory Convertible Preferred Stock or common stock (determined separately for each share), and thereafter will be treated as capital gain (and thus treated in the manner described in “—Dispositions of Shares” below).

Share Distributions. We may make distributions to holders of our Mandatory Convertible Preferred Stock that are paid in our common stock. While not free from doubt, these distributions are intended to be treated for U.S. federal income tax purposes as if the holder received a distribution of cash in an amount equal to the fair market value of the distributed common stock on the date of the distribution and thus would generally be subject to the rules applicable to cash distributions (as discussed in “—Distributions Generally” above). Accordingly, a U.S. Holder may have a tax liability on account of such distributions in excess of the cash (if any) that is received. A U.S. Holder’s initial tax basis in any common stock received as a distribution on the Mandatory Convertible Preferred Stock will generally equal the fair market value of the common stock on the date of the distribution, and the holding period for that common stock will begin on the day after the distribution.

Adjustments to the Conversion Rate. The conversion rate of the Mandatory Convertible Preferred Stock will be adjusted in certain circumstances. Adjustments (or failure to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings may, in some circumstances, result in a deemed distribution to the U.S. Holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the U.S. Holder of the Mandatory Convertible Preferred Stock, however, will generally not be considered to result in a deemed distribution to the U.S. Holder. Certain of the possible conversion rate adjustments provided in the terms of the Mandatory Convertible Preferred Stock (including adjustments in respect of taxable dividends paid to holders of common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If adjustments that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings and that do not qualify as being pursuant to a bona fide reasonable adjustment formula are made, U.S. Holders of Mandatory Convertible Preferred Stock generally will be deemed to have received a distribution even though they have not received any cash or property. Any such deemed distribution generally will be taxable to a U.S. Holder in the same manner as an actual distribution as described above under “—Distributions Generally.”

Extraordinary Dividends. Dividends that exceed certain thresholds in relation to a holder’s tax basis in the Mandatory Convertible Preferred Stock or our common stock could be characterized as an “extraordinary dividend” under the Code. If a corporation receives an extraordinary dividend on stock it has held for two years or less before the dividend announcement date, it will generally be required to reduce its adjusted tax basis in the Mandatory Convertible Preferred Stock or common stock, as applicable, with respect to which such dividend was made by the nontaxed portion of such dividend. If the nontaxed portion of such dividend exceeds the corporation’s adjusted tax basis in such stock, the excess is treated as taxable gain.

Moreover, in the event that our Mandatory Convertible Preferred Stock is treated as having a declining dividend rate under Section 1059(f)(2) of the Code, any dividends we pay may be treated as extraordinary dividends to a corporate U.S. Holder, without regard to the amount of the dividend or the time period that the corporate holder has held the stock. While not free from doubt, we believe that the better view is that Mandatory Convertible Preferred Stock should not be treated as having a declining dividend rate because (i) the conversion of the Mandatory Convertible Preferred Stock into shares of common stock should be treated as an exchange of the Mandatory Convertible Preferred Stock for common stock and/or (ii) the Mandatory Convertible Preferred Stock should not be viewed as structured to produce a tax loss.

A non-corporate U.S. Holder will be required to treat any losses on the sale of Mandatory Convertible Preferred Stock or our common stock as long-term capital losses to the extent that any extraordinary dividends received by such non-corporate U.S. Holder qualified for preferential rates.

U.S. Holders are encouraged to consult their own tax advisors regarding the potential application of the extraordinary dividend rules in light of their particular circumstances, including the potential application of Section 1059(f)(2).

Conversion into Common Stock. Except as provided below (regarding amounts paid in respect of the present value of future dividends), a U.S. Holder generally will not recognize any gain or loss upon the conversion of the Mandatory Convertible Preferred Stock into shares of common stock, except that (1) a U.S. Holder’s receipt of cash (if any) in respect of accrued and unpaid dividends will generally be taxable as described under “—Distributions Generally” above, (2) a U.S. Holder’s receipt of common stock (if any) in respect of accrued and unpaid dividends should be taxable as described under “—Distributions Generally” and “—Share Distributions” above as if the U.S. Holder had received cash in respect of such accrued dividends equal to the fair market value of such common stock on the date of conversion and (3) a U.S. Holder’s receipt of cash in lieu of a fractional share of our common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share of our common stock and the holder’s adjusted tax basis in the fractional share of our common stock).

Except as discussed in the next sentence, a U.S. Holder’s initial tax basis in shares of common stock received upon conversion of the Mandatory Convertible Preferred Stock (and any fractional shares of our common stock treated as received and then exchanged for cash) will equal the adjusted tax basis of the converted shares of Mandatory Convertible Preferred Stock that was converted and the holding period of such shares of common stock will include the holding period of the converted shares of Mandatory Convertible Preferred Stock. Common stock received in payment of accrued and unpaid dividends and treated as a dividend, if any, will have a basis equal to their fair market value on the date of conversion, and a new holding period which will commence on the day after the conversion.

Upon certain conversions of our Mandatory Convertible Preferred Stock, we may, in respect of any such conversion, pay a holder common stock and/or cash in respect of the present value of future dividends (as described under “Description of Mandatory Convertible Preferred Stock—Conversion Rights—Early Conversion at the Option of the Holder Upon a Fundamental Change”). The tax consequences of such payment of cash or common stock are uncertain. Although not free from doubt, we believe that the better view is to treat any such cash or shares of our common stock as additional consideration received in the conversion. If this treatment is correct, then (i) to the extent a U.S. Holder realizes gain in the conversion, such gain should be taxable to the extent of any cash received by such U.S. Holder, (ii) any such taxable gain generally would be taxable as a dividend to the extent of our accumulated earnings and profits attributable thereto (provided that the conversion does not result in a meaningful reduction in such U.S. Holder’s equity interest in us, in which case any such taxable gain would be treated as capital gain), (iii) a U.S. Holder’s basis in the shares of common stock received upon conversion (including the shares of our common stock received in respect of future dividends, but excluding the shares of our common stock in respect of accrued and unpaid dividends) should equal its basis in the Mandatory Convertible Preferred Stock being converted, increased by any gain recognized by such U.S. Holder and reduced by any cash received in respect of any future dividends and any basis allocable to any fractional shares of our common stock and (iv) a U.S. Holder’s holding period in any common stock received upon conversion (including the shares of our common stock received in respect of future dividends, but excluding the shares of our common stock in respect of accrued and unpaid dividends) should include the holding period of the Mandatory Convertible Preferred Stock being converted. For this purpose, a U.S. Holder should realize gain on the conversion equal to the excess, if any, of the sum of the cash and the fair market value of shares of our common stock received (including the shares of our common stock received in respect of future dividends, but excluding the shares of our common stock in respect of accrued and unpaid dividends) over such a U.S. Holder’s adjusted tax basis in our Mandatory Convertible Preferred Stock immediately prior to conversion. A U.S. Holder will not be permitted to recognize any loss realized upon its conversion of our Mandatory Convertible Preferred Stock into our common stock.

U.S. Holders should be aware that the tax treatment described in the preceding paragraph is not certain and may be challenged by the IRS, including on grounds that the amount received attributable to a portion of the then-current dividend period or to future dividends represents a taxable dividend to the extent we have earnings and profits at the time of conversion, as described above under “—Distributions Generally.” U.S. Holders should consult their own tax advisors to determine the specific tax treatment of such additional shares in their particular circumstances.

Dispositions of Shares. Upon a sale, exchange or other taxable disposition of our Mandatory Convertible Preferred Stock (other than pursuant to a conversion into common stock) or common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s adjusted tax basis in our Mandatory Convertible Preferred Stock or common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held our Mandatory Convertible Preferred Stock or common stock for more than one year at the time of disposition. A U.S. Holder’s tax basis and holding period in respect of common stock received in the conversion of the Mandatory Convertible Preferred Stock is discussed above under “—Conversion into Common Stock.” Long-term capital gains of non-corporate U.S. Holders (including individuals) generally are subject to U.S. federal income taxation at a maximum rate of 20%. The deductibility of capital losses is subject to significant limitations under the Code.

Medicare Tax. Certain U.S. Holders who are individuals, estates, or trusts will be subject to a 3.8% Medicare tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include its dividend income and its gains from the disposition of our Mandatory Convertible Preferred Stock or common stock, unless such dividend income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders that are individuals, estates, or trusts are urged to consult their own tax advisors regarding the applicability of the Medicare tax to their income and gains in respect of their investment in our Mandatory Convertible Preferred Stock or common stock.

Taxation of Non-U.S. Holders

Distributions. Distributions of cash or property that we pay in respect of our Mandatory Convertible Preferred Stock or common stock (including any constructive distributions resulting from certain adjustments (or failures to make adjustments) to the number of shares of common stock to be issued on conversion (as described under “—Share Distributions and Adjustments to Conversion Rate” below) generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our Mandatory Convertible Preferred Stock or common stock. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the non-U.S. Holder’s adjusted tax basis in our Mandatory Convertible Preferred Stock or common stock (determined separately for each share) and thereafter will be treated as capital gain (and thus treated in the manner described in “—Dispositions of Shares” below). Because an applicable withholding agent may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, it may treat an entire distribution as a dividend potentially subject to such U.S. federal withholding tax. In order to obtain a reduced rate of U.S. federal withholding tax on dividends under an applicable income tax treaty, a non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form), as applicable, certifying under penalties of perjury its entitlement to benefits under the treaty. A non-U.S. Holder of our Mandatory Convertible Preferred Stock or common stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

Dividends that are effectively connected with a non-U.S. Holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States, are generally subject to U.S. federal income tax on a net-income basis in the same manner and at the U.S. federal income tax rates generally applicable to a U.S. person and if such non-U.S. Holder is a corporation, the non-U.S. Holder may also be subject to a branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty on its effectively connected earnings and profits, subject to adjustments. Dividends that are effectively connected with a non-U.S. Holder’s conduct of a trade or business in the United States will not be subject to U.S. federal withholding tax, provided that the Non-U.S. Holder establishes an exemption from such withholding by complying with certain certification and disclosure requirements, for example, by providing a properly executed IRS Form W-8ECI (or other applicable IRS Form W-8).

Share Distributions and Adjustments to Conversion Rate. We may make distributions to holders of our Mandatory Convertible Preferred Stock that are paid in common stock. In general, while not free from doubt, distributions paid in common stock are intended to be treated for U.S. federal income tax purposes as if the holder received a distribution of cash in an amount equal to the fair market value of the distributed common stock on the date of the distribution and thus would generally be subject to the rules applicable to cash distributions (as discussed in “—Distributions” above). Similarly, as discussed above under the headings,

“—Taxation of U.S. Holders—Adjustments to the Conversion Rate,” adjustments to the conversion rate (or failure to make certain adjustments) can result in deemed distributions to holders of our Mandatory Convertible Preferred Stock which would be treated as discussed in “—Distributions” above. Because distributions paid in common stock and deemed distributions would not give rise to any cash from which any applicable withholding tax could be satisfied, an applicable withholding agent generally will withhold the U.S. federal tax on any such dividend from any cash, common stock, or sales proceeds otherwise payable to a non-U.S. Holder.

Conversion into Common Stock. Except as provided in the next paragraph, a non-U.S. Holder will not recognize gain or loss in respect of the receipt of common stock upon the conversion of the Mandatory Convertible Preferred Stock, except that (1) any cash or common stock received that is attributable to accrued and unpaid dividends, if any, will be treated in the manner described above under “—Distributions,” (2) any common stock received in respect of accrued and unpaid dividends, if any, should be treated in the manner described above under “—Distributions” and “—Share Distributions and Adjustments to Conversion Rate” as if the non-U.S. Holder had received cash in respect of such accrued dividends equal to the fair market value of such common stock on the date of conversion and (3) the receipt of cash in lieu of a fractional share of our common stock generally will result in gain or loss (measured by the difference between the cash received in lieu of the fractional share of our common stock and the non-U.S. Holder’s adjusted tax basis in the fractional share of our common stock and be treated as described below under “—Disposition of Shares.”

Upon certain conversions of our Mandatory Convertible Preferred Stock, we may, in respect of any such conversion, pay a holder common stock and/or cash in respect of the present value of future dividends (as described under “Description of Mandatory Convertible Preferred Stock—Conversion Rights—Early Conversion at the Option of the Holder Upon a Fundamental Change”). As described above under the heading “—Treatment of U.S. Holders—Conversion into Common Stock,” the tax consequences of such payment of cash or common stock are uncertain. Although not free from doubt, we believe that the better view is to treat any such cash or shares of our common stock as additional consideration received in the conversion. However, an applicable withholding agent may disagree and may treat any such payment as a dividend that is subject to U.S. federal withholding tax at a 30% rate as described above under “—Distributions” unless (1) the non-U.S. Holder qualifies for an exception or a reduction of this rate under an applicable tax treaty or (2) such dividend is effectively connected income and an appropriate certification is provided. If any such cash is treated as additional consideration, gain, if any, may be recognized to the extent of any cash received (but would only be taxable as discussed above under “—Dispositions of Shares”).

Dispositions of Shares. A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange (except as discussed above under “—Conversion of Mandatory Convertible Preferred Stock into common stock”) or other taxable disposition of our Mandatory Convertible Preferred Stock or common stock unless:

•	the gain is effectively connected with such non-U.S. Holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such non-U.S. Holder in the United States;

•	the non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other conditions; or

•	we are or have been a U.S. real property holding corporation, as defined in the Code.

A non-U.S. Holder whose gain is described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the disposition in generally the same manner as a U.S. Holder, unless an applicable income tax treaty provides otherwise and if such non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits, subject to adjustments. A non-U.S. Holder described in the second bullet point above will be subject to a 30% U.S. federal income tax (or lower applicable treaty rate) on any gain derived from the disposition, which may be offset by certain U.S.-source capital losses.

We believe we are not and do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes. However, even if we are or were to become a U.S. real property holding corporation, if our Mandatory Convertible Preferred Stock or common stock, as applicable, is traded on an established securities market for U.S. federal income tax purposes, any gain recognized by a non-U.S. Holder that is not subject to tax under either of the first two bullet points would generally be subject to U.S. federal income tax only if such non-U.S. Holder actually or constructively owned more than five percent of our outstanding Mandatory Convertible Preferred Stock or common stock, at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter.

FATCA. Pursuant to Sections 1471 to 1474 of the Code and the Treasury Regulations promulgated thereunder (“FATCA”), dividends paid to, and, after December 31, 2016, the gross proceeds of sale, exchange or other disposition of our Mandatory Convertible Preferred Stock or common stock paid to, a foreign financial institution (whether such foreign financial institution is a beneficial owner or an intermediary) may be subject to U.S. federal withholding tax at a rate of 30% (“FATCA withholding”) unless (x)(1) such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (2) such institution resides in a jurisdiction with which the United States has entered into an intergovernmental agreement to implement FATCA and (y) such foreign financial institution provides the withholding agent with a certification that it is eligible to receive payment free of FATCA withholding. FATCA withholding will also apply to dividends paid to, and, after December 31, 2016, the gross proceeds of sale, exchange or other disposition of our Mandatory Convertible Preferred Stock or common stock paid to, a non-financial foreign entity (whether such foreign financial institution is a beneficial owner or an intermediary) unless such entity provides the withholding agent with a certification (x) that such entity does not have any “substantial United States owners” or (y) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. tax authorities. Because an applicable withholding agent may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, it may treat an entire distribution as a dividend potentially subject to such FATCA withholding. A foreign financial institution or non-financial foreign entity can meet the certification requirements by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable. Under certain circumstances, a non-U.S. Holder might be eligible for refunds or credits of such taxes from the IRS. The rules under FATCA are new and complex. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the possible implications of this legislation on their investment in our Mandatory Convertible Preferred Stock or common stock.

Information Reporting Requirements and Backup Withholding

U.S. Holders. In general, dividends on our Mandatory Convertible Preferred Stock or common stock and payments of the proceeds of a sale, exchange or other taxable disposition of our Mandatory Convertible Preferred Stock or common stock paid to a U.S. Holder are subject to information reporting and may be subject to backup withholding at a rate of 28% unless the U.S. Holder (i) is a corporation or other exempt recipient or (ii) provides an accurate taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will generally be refunded by the IRS or credited against the U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS on a timely basis.

Non-U.S. Holders. We must annually report to the IRS and to each non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. Holder resides. Dividends paid to a

non-U.S. Holder of our Mandatory Convertible Preferred Stock or common stock generally will be exempt from backup withholding (currently at a rate of 28%) if the non-U.S. Holder provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI, as applicable, or otherwise establishes an exemption.

The payment of the proceeds from the sale, exchange or other disposition of our Mandatory Convertible Preferred Stock or common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds from the sale, exchange or other disposition of our Mandatory Convertible Preferred Stock or common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of our Mandatory Convertible Preferred Stock or common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury Regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. Holder.

Non-U.S. Holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our Mandatory Convertible Preferred Stock or common stock).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. Holder will generally be refunded by the IRS or credited against the non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS on a timely basis.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR MANDATORY CONVERTIBLE PREFERRED STOCK AND OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, OR NON-U.S. TAX LAWS OR U.S. FEDERAL NON-INCOME TAX LAWS.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares of Mandatory Convertible Preferred Stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.	5,652,175
Morgan Stanley & Co. LLC	4,782,609
Citigroup Global Markets Inc.	3,478,261
Barclays Capital Inc.	869,565
Credit Suisse Securities (USA) LLC	869,565
Deutsche Bank Securities Inc.	869,565
J.P. Morgan Securities LLC	869,565

Total	17,391,305

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 2,608,695 shares of Mandatory Convertible Preferred Stock from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase such shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 2,608,695 additional shares of Mandatory Convertible Preferred Stock.

	No Exercise	Full Exercise
Per Share	$0.85	$0.85
Total	$14,782,609.25	$17,000,000.00

Shares of Mandatory Convertible Preferred Stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.51 per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares of Mandatory Convertible Preferred Stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We, all of our directors and executive officers and Deutsche Telekom have agreed that, without the prior written consent of Goldman, Sachs & Co., we and they will not, during the period ending 90 days after the date of this prospectus, subject to certain exceptions, dispose of or hedge any of our common stock or securities convertible into or exchangeable for common stock.

In connection with the offering, the underwriters may purchase and sell shares of Mandatory Convertible Preferred Stock and common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Mandatory Convertible Preferred Stock or the common stock in the open market after pricing that could adversely affect investors who purchase shares in the offering. Stabilizing transactions consist of various bids for or purchases of the Mandatory Convertible Preferred Stock and the common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Mandatory Convertible Preferred Stock and common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Mandatory Convertible Preferred Stock and the common stock. As a result, the price of the Mandatory Convertible Preferred Stock and the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $0.65 million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with US, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise), including T-Mobile USA, Inc.’s senior notes, and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each referred to as a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, it has not made and will not make an offer of shares which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Company for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC ((as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

Perkins Coie LLP, Seattle, Washington, which has acted as our counsel in connection with this offering, will pass upon the validity of the Mandatory Convertible Preferred Stock being offered by this prospectus supplement. The underwriters have been represented by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of MetroPCS Communications, Inc. and subsidiaries incorporated in this prospectus supplement by reference from MetroPCS Communications, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement on Form S-3 that we filed with the SEC. That registration statement contains more information than this prospectus supplement and the accompanying prospectus regarding us and our securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed below or from the SEC’s website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our filings with the SEC are also available on our website at www.T-Mobile.com. The information on our website is not incorporated by reference in this prospectus supplement and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus supplement (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

•	Annual Report on Form 10-K for the years ended December 31, 2012 (filed with the SEC on March 1, 2013) and December 31, 2013 (filed with the SEC on February 25, 2014);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 (filed with the SEC on April 25, 2013), March 31, 2014 (filed with the SEC on May 1, 2014), June 30, 2014 (filed with the SEC on July 31, 2014), and September 30, 2014 (filed with the SEC on October 28, 2014);

•	Current Reports on Form 8-K filed with the SEC on January 6, 2014, February 19, 2014, March 4, 2014, June 6, 2014, September 3, 2014 and September 5, 2014; and

•	The description of our common stock contained in the Registration Statement on Form 8-A/A filed with the SEC on May 2, 2013 including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

David A. Miller

Executive Vice President, General Counsel and Secretary

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

(425) 383-4000

PROSPECTUS

T-MOBILE US, INC.

Common Stock

Preferred Stock

Guarantees of Debt Securities of T-Mobile USA, Inc.

T-MOBILE USA, INC.

Debt Securities

T-Mobile US, Inc., a Delaware corporation, and its wholly-owned subsidiary, T-Mobile USA, Inc., a Delaware corporation, may, from time to time, offer to sell, in one or more offerings, the securities described in this prospectus. In addition, selling securityholders who may be named in a prospectus supplement may offer and sell from time to time securities in such amounts as set forth in such prospectus supplement. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

The securities may be sold to or through one or more underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis. See “Plan of Distribution.”

The common stock of T-Mobile US, Inc. is listed on The New York Stock Exchange under the symbol “TMUS.”

Investing in our securities involves risks. See “Risk Factors” on page 4 of this prospectus, and any applicable prospectus supplement, and in the documents which are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 7, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, we and/or certain securityholders may offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we and/or certain securityholders may offer. Each time we use this prospectus to offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices, and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus does not contain all the information provided in the registration statement filed with the SEC. You should carefully read both this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Find More Information” and “Information Incorporated By Reference” before you make an investment decision.

You should rely only on the information contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. See “Information Incorporated By Reference.”

This prospectus and any accompanying prospectus supplement may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

In this prospectus, unless the context indicates otherwise, references to “T-Mobile,” the “Company,” “our Company,” “we,” “our,” “ours” and “us” refer to T-Mobile US, Inc. T-Mobile US, Inc. has no operations separate from its investment in T-Mobile USA, Inc. (“T-Mobile USA”). Accordingly, unless otherwise noted, all of the financial information in this prospectus is presented on a consolidated basis of T-Mobile. References to “you” refers to a prospective investor.

ABOUT US

Our Company

T-Mobile is a national provider of mobile communications services capable of reaching over 280 million Americans. Our objective is to be the simpler choice for a better mobile experience. Our intent is to bring this proposition to life across all our brands, including T-Mobile, MetroPCS, and GoSmart, and across our major customer base of retail, wholesale and business (B2B) consumers.

We generate revenue by offering affordable postpaid and prepaid wireless voice, messaging and data services, as well as mobile broadband and wholesale wireless services. We provided service to approximately 45 million customers through our nationwide network as of September 30, 2013. We also generate revenues by offering a wide selection of wireless handsets and accessories, including smartphones, wireless-enabled computers such as notebooks and tablets, and data cards which are manufactured by various suppliers. Our most significant expenses are related to acquiring and retaining customers, maintaining and expanding our network, and compensating employees.

Transaction

On April 30, 2013, the transactions contemplated by the Business Combination Agreement (the “Business Combination Agreement”), dated October 3, 2012, by and among Deutsche Telekom AG (“Deutsche Telekom”), T-Mobile Global Zwischenholding GmbH, a direct wholly-owned subsidiary of Deutsche Telekom (“Global”), T-Mobile Global Holding GmbH, a direct wholly-owned subsidiary of Global (“Holding”), T-Mobile USA, Inc., formerly a direct wholly-owned subsidiary of Holding, and T-Mobile US, Inc. (formerly known as MetroPCS Communications, Inc.) were consummated. Pursuant to the terms of the Business Combination Agreement, among other things:

•	our certificate of incorporation was amended and restated to, among other things, effect a recapitalization that included a reverse stock split pursuant to which each share of our common stock outstanding as of the effective time of the reverse stock split now represents one-half of a share of our common stock;

•	as part of the recapitalization, we made a payment in cash, which we refer to as the cash payment, in the aggregate amount of $1.5 billion, without interest (or approximately $4.05 per share pre-reverse stock split of common stock), to the record holders of our common stock immediately following the effective time of the reverse stock split;

•	immediately following the cash payment, we acquired from Deutsche Telekom’s subsidiary, Holding, all of the shares of capital stock of T-Mobile USA in consideration for newly-issued shares of common stock representing approximately 74% of our outstanding common stock on a fully-diluted basis;

•	our name was changed from “MetroPCS Communications, Inc.” to “T-Mobile US, Inc.”; and

•	we and Deutsche Telekom entered into a Stockholder’s Agreement, which we refer to as the Stockholder’s Agreement, which sets forth certain governance, registration and other rights of Deutsche Telekom. See “Description of Capital Stock.”

In addition, following the closing of the transactions summarized above, MetroPCS, Inc., a direct wholly-owned subsidiary of ours, merged with and into its direct wholly-owned subsidiary MetroPCS Wireless, Inc., with MetroPCS Wireless, Inc. continuing as the surviving entity and, immediately thereafter, MetroPCS Wireless, Inc. merged with and into T-Mobile USA, with T-Mobile USA continuing as the surviving entity and our wholly-owned subsidiary. We refer to the transactions contemplated by the Business Combination Agreement collectively as the Business Combination Transaction.

In connection with the Business Combination Transaction, T-Mobile USA issued notes in an aggregate principal amount of $11.2 billion to Deutsche Telekom to refinance certain intercompany indebtedness between

T-Mobile USA and its subsidiaries and Deutsche Telekom and its subsidiaries (other than T-Mobile USA and its subsidiaries). In addition, Deutsche Telekom made available for the benefit of T-Mobile USA a revolving unsecured credit facility with a maximum principal amount of $500.0 million to be used for working capital and other general corporate purposes.

Although T-Mobile US, Inc. (formerly known as MetroPCS Communications, Inc.) was the legal acquirer of T-Mobile USA, Inc. in the Business Combination Transaction, for accounting purposes, the Business Combination Transaction is treated as a “reverse acquisition,” and T-Mobile USA is treated as the accounting acquirer. As a result of reverse acquisition accounting, T-Mobile USA’s historical financial statements have become our financial statements for financial reporting purposes after the consummation of the Business Combination Transaction.

RISK FACTORS

An investment in our securities involves risks. You should carefully consider the risks described in the sections entitled “Risk Factors” in any prospectus supplement and those set forth in documents incorporated by reference in this prospectus and any applicable prospectus supplement, as well as other information in this prospectus and any applicable prospectus supplement, before purchasing any of our securities. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment. Additional risks and uncertainties not known to us or that we deem immaterial may also impair our business, financial condition, results of operations and prospects.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our filings with the SEC are also available on our website at www.t-mobile.com. The information on our website is not incorporated by reference in this prospectus or any prospectus supplement and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus and any prospectus supplement (other than information deemed furnished and not filed in accordance with SEC rules, including pursuant to Items 2.02 and 7.01 of Form 8-K or corresponding information furnished under Item 9.01 or included in a furnished exhibit):

•	Annual Report on Form 10-K for the year ended December 31, 2012 (filed with the SEC on March 1, 2013);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 (filed with the SEC on April 25, 2013), June 30, 2013 (filed with the SEC on August 8, 2013), and September 30, 2013 (filed with the SEC on November 7, 2013);

•	Current Reports on Form 8-K filed with the SEC on February 7, 2013 (two filings), February 26, 2013, March 14, 2013, March 22, 2013, April 15, 2013, April 24, 2013, May 2, 2013, May 8, 2013, June 4, 2013, June 10, 2013, June 18, 2013, August 14, 2013 (two filings), August 22, 2013, October 11, 2013, October 25, 2013, and November 7, 2013, and the Current Reports on Form 8-K/A filed on May 8, 2013 and June 4, 2013; and

•	The description of our common stock contained in the Registration Statement on Form 8-A/A filed with the SEC on May 2, 2013 including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

David A. Miller

Executive Vice President, General Counsel and Secretary

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

(425) 383-4000

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, the documents incorporated by reference or our other public statements include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including information concerning our possible or assumed future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipates,” “believes,” “estimates,” “expects,” or similar expressions.

Forward-looking statements are based on current expectations and assumptions which are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. The following important factors, among others, along with the factors identified under “Risk Factors” and the risk factors incorporated by reference herein, could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements:

•	adverse conditions in the U.S. and international economies or disruptions to the credit and financial markets;

•	competition in the wireless services market;

•	the ability to complete and realize expected synergies and other benefits of acquisitions;

•	the inability to implement our business strategies or ability to fund our wireless operations, including payment for additional spectrum, network upgrades, and technological advancements;

•	the ability to renew our spectrum licenses on attractive terms or acquire new spectrum licenses;

•	the ability to manage growth in wireless data services including network quality and acquisition of adequate spectrum licenses at reasonable costs and terms;

•	material changes in available technology;

•	the timing, scope and financial impact of our deployment of 4G Long-Term Evolution (LTE) technology;

•	the impact on our networks and business from major technology equipment failures;

•	breaches of network or information technology security, natural disasters or terrorist attacks or existing or future litigation and any resulting financial impact not covered by insurance;

•	any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks;

•	any disruption of our key suppliers’ provisioning of products or services;

•	material adverse changes in labor matters, including labor negotiations or additional organizing activity, and any resulting financial and/or operational impact;

•	changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and

•	changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions.

Additional information concerning these and other risk factors is contained in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 and in the other documents incorporated herein by reference.

Forward-looking statements in this prospectus or the documents incorporated by reference speak only as of the date of this prospectus or the applicable document referred to or incorporated by reference (or such earlier date as may be specified in the applicable document), as applicable, are based on assumptions and expectations as of such dates, and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or predict, including the factors above. You should not place undue reliance on these forward-looking statements. We do not intend to, and do not undertake an obligation to, update these forward-looking statements in the future to reflect future events or circumstances, except as required by applicable securities laws and regulations. For more information, see the section entitled “Where You Can Find More Information.” The results presented for any period may not be reflective of results for any subsequent period.

You should carefully read and consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf, and all future written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statements.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities by us described in this prospectus for general corporate purposes, which could include working capital, capital expenditures, the repayment or refinancing, in whole or in part, of debt, acquisition of additional spectrum, asset or business acquisitions, repurchase, redemption or retirement of securities, corporate development opportunities and future technology initiatives. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of securities by any selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth consolidated ratio of earnings to fixed charges for each of the last five years and for the nine months ended September 30, 2013. For periods prior to the Business Combination Transaction, the ratio represents only T-Mobile USA as the accounting acquirer in the business combination.

	Year Ended December 31,							Nine Months Ended September 30, 2013
	2008	2009	2010	2011		2012
Ratio of earnings to fixed charges (1)	3.48x	2.47x	2.55x	—	(2)	—	(2)	1.16x

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings available for fixed charges consists of (loss) income before income taxes and earnings from unconsolidated affiliates plus fixed charges and amortization of capitalized interest less capitalized interest and earnings from non-controlling interests. Fixed charges include interest expense including capitalized interest and the portion of operating rental expense that management believes is representative of the appropriate interest component of rental expense. The portion of total rental expense that represents the interest factor is estimated to be 33%.
(2)	The ratio coverage for the years ended December 31, 2012 and 2011 was less than 1:1 in each of these periods. T-Mobile USA would have needed to generate additional earnings of $7.0 billion and $4.9 billion in the years ended December 31, 2012 and 2011, respectively, to achieve a coverage ratio of 1:1 in each of these periods.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES OF DEBT SECURITIES

We may issue debt securities and guarantees of debt securities. We will set forth in the accompanying prospectus supplement a description of the debt securities and guarantees of debt securities that may be offered under this prospectus. The applicable prospectus supplement and other offering material relating to such offering will describe the specific terms relating to the series of debt securities and guarantees being offered, including a description of the material terms of the indenture (and any supplemental indentures) governing such series. These terms may include the following:

•	the title of the series of the offered debt securities;

•	the price or prices at which the offered debt securities will be issued;

•	any limit on the aggregate principal amount of the offered debt securities;

•	the date or dates on which the principal of the offered debt securities will be payable;

•	the rate or rates (which may be fixed or variable) per year at which the offered debt securities will bear interest, if any, or the method of determining the rate or rates and the date or dates from which interest, if any, will accrue;

•	if the amount of principal, premium or interest with respect to the offered debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which these amounts will be determined;

•	the date or dates on which interest, if any, on the offered debt securities will be payable and the regular record dates for the payment thereof;

•	the place or places, if any, in addition to or instead of the corporate trust office of the trustee, where the principal, premium and interest with respect to the offered debt securities will be payable;

•	the period or periods, if any, within which, the price or prices of which, and the terms and conditions upon which the offered debt securities may be redeemed, in whole or in part, pursuant to optional redemption provisions;

•	the terms on which we would be required to redeem or purchase the offered debt securities pursuant to any sinking fund or similar provision, and the period or periods within which, the price or prices at which and the terms and conditions on which the offered debt securities will be so redeemed and purchased in whole or in part;

•	the denominations in which the offered debt securities will be issued, if other than denominations of $2,000 and integral multiples of $1,000;

•	the form of the offered debt securities and whether the offered debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	the portion of the principal amount of the offered debt securities that is payable on the declaration of acceleration of the maturity, if other than their principal amount;

•	if other than U.S. dollars, the currency or currencies in which the offered debt securities will be denominated and payable, and the holders’ rights, if any, to elect payment in a foreign currency or a foreign currency unit other than that in which the offered debt securities are otherwise payable;

•	whether the offered debt securities will be issued with guarantees and, if so, the terms of any guarantee of the payment of principal and interest with respect to the offered debt securities;

•	any addition to, or modification or deletion of, any event of default or any covenant specified in the indenture;

•	whether the offered debt securities will be convertible or exchangeable into other securities, and if so, the terms and conditions upon which the offered debt securities will be convertible or exchangeable;

•	whether the offered debt securities will be senior or subordinated debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the offered debt securities; and

•	any other specific terms of the offered debt securities.

DESCRIPTION OF CAPITAL STOCK

The following describes our common stock, preferred stock, certificate of incorporation and bylaws that are presently in effect, the Stockholder’s Agreement, and the Rights Agreement, dated as of March 29, 2007, as amended, that we have entered into with American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Plan”). This description is a summary only. We encourage you to read the complete text of such documents, which are incorporated by reference herein.

The authorized capital stock of T-Mobile US, Inc. consists of 1,000,000,000 shares of common stock, par value $0.00001 per share, and 100,000,000 shares of preferred stock, par value $0.00001 per share.

Common Stock

Holders of our common stock have the right to vote on every matter submitted to a vote of our stockholders other than any matter on which only the holders of preferred stock are entitled to vote separately as a class. There are no cumulative voting rights. Accordingly, holders of a majority of shares entitled to vote in an election of directors are able to elect all of the directors standing for election.

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock will share equally on a per share basis any dividends when, as and if declared by our board of directors out of funds legally available for that purpose. If we are liquidated, dissolved or wound up, the holders of our common stock will be entitled to a ratable share of any distribution to stockholders, after satisfaction of all of our liabilities and of the prior rights of any outstanding class of preferred stock. Our common stock carries no preemptive or other subscription rights to purchase shares of our common stock and is not convertible, assessable or entitled to the benefits of any sinking fund.

Redemption

Pursuant to our certificate of incorporation, if a holder of our common stock acquires additional shares of our common stock or otherwise is attributed with ownership of such shares that would cause us to violate FCC rules, we may, at the option of the board of directors, redeem from the holder or holders causing the violation of the FCC’s rules shares of our common stock sufficient to eliminate the violation.

The redemption price will be a price mutually determined by us and our stockholders, but if no agreement can be reached, the redemption price will be either:

•	75% of the fair market value of our common stock being redeemed, if the holder caused the FCC violation; or

•	100% of the fair market value of our common stock being redeemed, if the FCC violation was not caused by the holder.

The foregoing redemption rights do not apply to any shares of our common stock or preferred stock beneficially owned by Deutsche Telekom or any of its subsidiaries. If any waivers or approvals are required from the FCC in order for Deutsche Telekom or any of its subsidiaries to acquire or hold any shares of our common stock or preferred stock, Deutsche Telekom and any of its subsidiaries shall cooperate to secure such waivers or approvals and abide by any conditions related to such waivers or approvals.

Preferred Stock

Subject to the provisions of our certificate of incorporation and the limitations prescribed by law, our certificate of incorporation authorizes the board of directors to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series, which may be superior to those of our common stock, without further vote or action by the stockholders. We currently have no shares of preferred stock outstanding.

One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and as a result, protect the continuity of our management. The issuance of shares of preferred stock under the board of directors’ authority described above may adversely affect the rights of the holders of our common stock. For example, preferred stock issued by us may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of our common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

For purposes of the Rights Plan described below, the board of directors has designated 1,000,000 shares of preferred stock to constitute the series A junior participating preferred stock, par value $0.00001 per share, or Series A Preferred Stock. For a summary description of the Rights Plan, please read “—Rights Plan” below.

Rights Plan

We adopted a Rights Plan in March 2007, which we amended in October 2012. Under the Rights Plan, each share of our common stock includes one right to purchase one one-thousandth of a share of Series A Preferred Stock. The rights will separate from our common stock and become exercisable (1) ten calendar days after public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% of our outstanding common stock or (2) ten business days following the start of a tender offer or exchange offer that would result in a person’s acquiring beneficial ownership of 15% of our outstanding common stock. A 15% beneficial owner is referred to as an “acquiring person” under the Rights Plan.

The board of directors can elect to delay the separation of the rights from our common stock beyond the ten-day periods referred to above. The Rights Plan also confers on the board of directors the discretion to increase or decrease the level of ownership that causes a person to become an acquiring person. Until the rights are separately distributed, the rights will not be evidenced by separate certificates and will be transferred with and only with our common stock certificates.

After the rights are separately distributed, each right will entitle the holder to purchase from us one one-thousandth of a share of Series A Preferred Stock for a purchase price of $66.67. The rights will expire at the close of business on March 27, 2017, unless we redeem or exchange them earlier as described below.

If a person becomes an acquiring person, the rights will become rights to purchase shares of our common stock for one-half the current market price, as defined in the rights agreement, of our common stock. This occurrence is referred to as a “flip-in event” under the plan. After any flip-in event, all rights that are beneficially owned by an acquiring person, or by certain related parties, will be null and void. The board of directors will have the power to decide that a particular tender or exchange offer for all outstanding shares of our common stock is fair to and otherwise in the best interests of our stockholders. If the board of directors makes this determination, the purchase of shares under the offer will not be a flip-in event.

If, after there is an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of its assets, earning power or cash flow are sold or transferred, each holder of a right will have the right to purchase shares of the common stock of the acquiring company at a price of one-half the current market price of that stock. This occurrence is referred to as a “flip-over event” under the plan. An acquiring person will not be entitled to exercise its rights, which will have become void.

Until ten days after the announcement that a person has become an acquiring person, the board of directors may decide to redeem the rights at a price of $0.001 per right, payable in cash, shares of our common stock or other consideration. The rights will not be exercisable after a flip-in event until the rights are no longer redeemable.

At any time after a flip-in event and prior to either a person’s becoming the beneficial owner of 50% or more of the shares of our common stock or a flip-over event, the board of directors may decide to exchange the rights for shares of our common stock on a one-for-one basis. Rights owned by an acquiring person that will have become void, will not be exchanged.

Other than provisions relating to the redemption price of the rights, the Rights Plan may be amended by the board of directors at any time that the rights are redeemable. Thereafter, the provisions of the Rights Plan other than the redemption price may be amended by the board of directors to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of rights (excluding the interests of any acquiring person), or to shorten or lengthen any time period under the Rights Plan. No amendment to lengthen the time period for redemption may be made if the rights are not redeemable at that time.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of the board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us even if the acquisition may be favorable to the interests of our stockholders. Because the board of directors can redeem the rights or approve a tender or exchange offer, the rights should not interfere with a merger or other business combination approved by the board of directors.

Anti-takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Delaware law

We are a Delaware corporation and are subject to Delaware law, which generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time that the person became an interested stockholder, unless:

•	before such time the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and by certain employee stock plans; or

•	at or after such time the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.

A “business combination” generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person:

•	who, together with affiliates and associates, owns 15% or more of the corporation’s outstanding voting stock; or

•	who is an affiliate or associate of the corporation and, together with his or her affiliates and associates, has owned 15% or more of the corporation’s outstanding voting stock within three years.

The provisions of Delaware law described above along with our certificate of incorporation would make more difficult or discourage a proxy contest or acquisition of control by a holder of a substantial block of our common stock or the removal of the incumbent board of directors. Such provisions could also have the effect of discouraging an outsider from making a tender offer or otherwise attempting to obtain control of our Company, even though such an attempt might be beneficial to us and our stockholders.

Our Certificate of Incorporation and Bylaws

The following provisions of our certificate of incorporation and bylaws could be deemed to have an anti-takeover effect and could delay, defer or prevent a takeover attempt that a stockholder might consider to be in the stockholders’ best interests.

•	Advance notice of director nominations and matters to be acted upon at meetings. Our bylaws contain advance notice requirements for nominations for directors to our board of directors and for proposing matters that can be acted upon by stockholders at stockholder meetings.

•	Amendment to bylaws. Our certificate of incorporation provides that our bylaws may be amended upon the affirmative vote of the holders of shares having a majority of our voting power. Our certificate of incorporation also provides that our board of directors is authorized to make, alter or repeal our bylaws without further stockholder approval.

•	Special meeting of stockholders. Our certificate of incorporation provides that a special meeting of our stockholders (i) may be called by the chairman of the board or our chief executive officer and (ii) must be called by our secretary at the request of (a) a majority of our board of directors or (b) as long as Deutsche Telekom beneficially owns 25% or more of the outstanding shares of our common stock, the holders of not less than 33- 1⁄3% of the voting power of all of the outstanding voting stock of our Company entitled to vote generally for the election of directors.

•	Board representation. Our certificate of incorporation (as well as the Stockholder’s Agreement described below) provides that Deutsche Telekom generally has the right to designate a number of Deutsche Telekom designees to our board of directors and any committees thereof equal to the percentage of our common stock beneficially owned by Deutsche Telekom multiplied by the number of directors on our board of directors (or the number of members of any committee thereof), in each case, rounded to the nearest whole number. These rights will remain in effect as long as Deutsche Telekom beneficially owns 10% or more of the outstanding shares of our common stock. Our certificate of incorporation provides that all of the directors of our board of directors are of one class and are elected annually.

•	Special approval rights. Our certificate of incorporation provides Deutsche Telekom with the same approval rights as are set forth in the Stockholder’s Agreement with respect to our ability to take certain actions (including, without limitation, changing the size of our board of directors or dispositions in excess of $1,000,000,000, or hiring or terminating without cause our chief executive officer) without Deutsche Telekom’s prior written consent as long as Deutsche Telekom beneficially owns 30% or more of the outstanding shares of our common stock.

•	Authorized but unissued shares. The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, such as for additional public offerings, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or otherwise.

•	Cumulative voting. Our certificate of incorporation does not permit cumulative voting in the election of directors. Instead, any election of directors will be decided by a plurality of the votes cast (in person or by proxy) by holders of our common stock.

Stockholder’s Agreement

Pursuant to the Stockholder’s Agreement, Deutsche Telekom has the right to designate a number of individuals to be nominees for election to our board of directors equal to the percentage of our common stock beneficially owned by Deutsche Telekom multiplied by the number of directors on our board rounded to the nearest whole number. In addition, we have agreed to include as members of each committee of our board of directors the number of Deutsche Telekom director designees equal to the percentage of common stock beneficially owned by Deutsche Telekom multiplied by the number of members of such committee, except to the extent that such membership would violate applicable law or stock exchange rules; provided that no committee may consist solely of directors designated by Deutsche Telekom. These rights will remain in effect as long as Deutsche Telekom beneficially owns 10% or more of the outstanding shares of our common stock. We and Deutsche Telekom have also each agreed to use our reasonable best efforts to cause at least three members of the board of directors to be considered “independent” under the rules of the SEC and under applicable listing standards.

In addition, pursuant to the Stockholder’s Agreement, as long as Deutsche Telekom beneficially owns 30% or more of the outstanding shares of our common stock, we will not take certain actions without Deutsche Telekom’s prior written consent, including (a) incurring indebtedness above certain levels based on a specified debt to cash flow ratio, (b) taking any action that would cause a default under any instrument evidencing indebtedness of Deutsche Telekom or its affiliates, (c) acquiring or disposing of assets or entering into mergers or similar acquisitions in excess of $1,000,000,000, (d) changing the size of our board of directors, (e) issuing equity of 10% or more of the then outstanding number of shares of our common stock or to redeem debt held by Deutsche Telekom, (f) except as required by our organizational documents, repurchasing or redeeming equity securities or making any extraordinary or in-kind dividend other than on a pro rata basis or (g) making certain changes involving our chief executive officer. In addition, we have agreed not to amend our certificate of incorporation and bylaws in any manner that could adversely affect Deutsche Telekom’s rights under the Stockholder’s Agreement as long Deutsche Telekom beneficially owns 5% or more of the outstanding shares of our common stock.

During the term of the Stockholder’s Agreement, Deutsche Telekom is not permitted to, and is required to cause the Deutsche Telekom designees then serving as directors on our board not to, support, enter into or vote in favor of any transaction between, or involving both (A) the Company and (B) Deutsche Telekom or an affiliate of Deutsche Telekom, unless such transaction is approved by a majority of the directors on the combined company’s board, which majority includes a majority of the disinterested directors.

Pursuant to the Stockholder’s Agreement, Deutsche Telekom and its affiliates are prohibited from acquiring more than 80.1% of the outstanding shares of our common stock unless it makes an offer to acquire all of the then remaining outstanding shares of common stock at the same price and on the same terms and conditions as the proposed acquisition from all other stockholders of the Company, which is approved or accepted by disinterested directors or stockholders. Deutsche Telekom is also prohibited from publicly transferring any shares of our common stock during the 18-month period after the closing of the transactions contemplated by the Business Combination Agreement, subject to certain exceptions. Deutsche Telekom is also prohibited from transferring any shares of common stock in any other transaction that would result in the transferee owning more than 30% of the outstanding shares of common stock unless such transferee offers to acquire all of the then outstanding shares of common stock at the same price and on the same terms and conditions as the proposed transfer. The Stockholder’s Agreement also restricts Deutsche Telekom’s ability to compete with us in the United States, Puerto Rico and the territories and protectorates of the United States during the period beginning on April 30, 2013 and ending on the date that is two years after the date on which Deutsche Telekom beneficially owns less than 10% of the outstanding shares of our common stock.

Subject to specified limitations, Deutsche Telekom has the right to request that we file, from time to time, a registration statement or prospectus supplement to a registration statement for the resale of shares of our common stock and debt securities beneficially owned by Deutsche Telekom and acquired in connection with the Business

Combination Transaction or in the future after the expiration of the lock-up described. In addition, Deutsche Telekom has piggyback registration rights with respect to any offering initiated by the Company. Any transferee of Deutsche Telekom who acquires at least 5% of either the registrable equity securities or the registrable debt securities pursuant to a transaction that is not registered under the Securities Act will be entitled to enjoy the same registration rights as Deutsche Telekom as long as the registrable securities held by such transferee may not be sold or disposed of pursuant to Rule 144 under the Securities Act without volume limitations.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws:

•	eliminate the personal liability of directors for monetary damages resulting from breaches of fiduciary duty to the extent permitted by Delaware law, except (i) for any breach of a director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit; and

•	indemnify directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary.

We believe that these provisions are necessary to attract and retain qualified directors and officers. We have also entered into separate indemnification agreements with each of our directors and officers under which we have agreed to indemnify, and to advance expenses to, each director and officer to the fullest extent permitted by applicable law with respect to liabilities they may incur in their capacities as directors and officers.

Director Removal

Our certificate of incorporation provides that, subject to certain rights of the holders of any preferred stock, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of our capital stock entitled to elect such director, voting separately as a class, at a duly organized meeting of stockholders or by written consent. However, no director designated by Deutsche Telekom may be removed without the prior written consent of Deutsche Telekom.

Stockholder Action by Written Consent

Our certificate of incorporation provides that, as long as Deutsche Telekom beneficially owns 25% or more of the outstanding shares of our common stock, any action required or permitted to be taken at any annual or special meeting of our stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Governing Law; Forum for Adjudication of Disputes

Our certificate of incorporation provides that our certificate of incorporation and the internal affairs of our Company shall be governed by and interpreted under the laws of the State of Delaware. In addition, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action brought on behalf of our Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of our Company to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”), our certificate of incorporation or bylaws, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine.

Corporate Opportunities

Our certificate of incorporation provides, as permitted by the DGCL, that our non-employee directors have no obligation to offer us a corporate opportunity to participate in business opportunities presented to them or their respective affiliates even if the opportunity is one that we might reasonably have pursued, unless such corporate opportunity is offered to such director in his or her capacity as a director of our Company. Stockholders will be deemed to have notice of and consented to this provision of our certificate of incorporation.

Listing of Common Stock

Our common stock is listed on the New York Stock Exchange under the symbol “TMUS.”

Transfer Agent and Registrar

Our transfer agent and registrar is American Stock Transfer & Trust Company, LLC.

SELLING SECURITYHOLDERS

Selling securityholders may from time to time offer and sell our securities pursuant to this prospectus and any applicable prospectus supplement. Selling securityholders are persons or entities that, directly or indirectly, have acquired or from time to time acquire, our securities. Such selling securityholders may be parties to registration rights agreements with us, or we otherwise may have agreed or agree to register their securities for resale.

The applicable prospectus supplement will set forth the name of each of the selling securityholders and the number of securities beneficially owned by such selling securityholders that are covered by such prospectus supplement.

PLAN OF DISTRIBUTION

We or selling securityholders may sell the securities being offered hereby:

•	directly to purchasers;

•	through agents;

•	through dealers;

•	through underwriters;

•	through a combination of any of the above methods of sale; or

•	through any other methods described in a prospectus supplement.

We will identify the specific plan of distribution, including any direct purchasers, agents, dealers, underwriters and, if applicable, their compensation, the purchase price, the net proceeds to us, the public offering price, and any discounts or concessions allowed or reallowed or paid to dealers, in a prospectus supplement.

The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities.

Offers to purchase the securities may be solicited directly by us or any selling securityholder or by agents designated by us or any selling securityholder from time to time. We will, in the prospectus supplement relating to an offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions we or any selling securityholder must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we and any selling securityholder will sell the securities to the dealer, as principal. The dealer, which may be deemed to be an underwriter as that term is defined in the Securities Act, may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. Dealer trading may take place in certain of the securities, including securities not listed on any securities exchange.

If an underwriter or underwriters are utilized in the sale, we and any selling securityholder will execute an underwriting agreement with the underwriters at the time of sale to them and the names of the underwriters will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The obligations of underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities of a series if any are purchased.

We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that they may be required to make in respect thereof. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

LEGAL MATTERS

Unless otherwise specified in connection with the particular offering of any securities, the validity of the securities offered by this prospectus will be passed upon for us by Perkins Coie LLP, Seattle, Washington.

EXPERTS

The audited historical financial statements of T-Mobile USA, Inc. incorporated in this prospectus by reference to Exhibit 99.1 to T-Mobile US, Inc.’s Current Report on Form 8-K dated June 18, 2013, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of MetroPCS Communications, Inc. and subsidiaries incorporated in this prospectus by reference from MetroPCS Communications, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012 and the effectiveness of MetroPCS Communications, Inc.’s and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

17,391,305 Shares

T-Mobile US, Inc.

5.50% Mandatory Convertible Preferred Stock, Series A

Prospectus

Joint Book-Running Managers

Goldman, Sachs & Co.

Morgan Stanley

Citigroup

Co-Managers

Barclays

Credit Suisse

Deutsche Bank Securities

J.P. Morgan

December 9, 2014